UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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ERIE INDEMNITY COMPANY

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2011

To the Holders of Class A Common Stock and
Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 86th annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 19, 2011, at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To approve amendments to our articles of incorporation to: (i) modify the corporate purposes clause; (ii) update our corporate registered address; and (iii) eliminate the requirement of a specific number of directors and provide that the size of the board of directors shall be governed by our bylaws;

2. To elect 13 persons to serve as directors until our 2012 annual meeting of shareholders and until their successors are elected and qualified;

3. To approve, on an advisory basis, the compensation of our named executive officers;

4. To select, on an advisory basis, the frequency of the shareholder advisory vote on the compensation of our named executive officers; and

5. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice and information statement, together with a copy of our annual report to shareholders for the year ended December 31, 2010, are being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 18, 2011, the record date established by our board of directors. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

James J. Tanous
Executive Vice President,
Secretary and General Counsel

March 18, 2011
Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 19, 2011.

Our information statement and annual report are available at http://www.erieindemnityinfostatement.com.

We Are Not Asking Holders of Our Class A Common Stock for a Proxy and
You Are Requested Not to Send Us a Proxy

ERIE INDEMNITY COMPANY

INFORMATION STATEMENT

Unless the context indicates otherwise, all references in this information statement to “we,” “us,” “our” or the “Company” mean Erie Indemnity Company. Erie Insurance Exchange, or the “Exchange,” has four property and casualty insurance subsidiaries: Erie Insurance Company, or “Erie Insurance Co.,” Erie Insurance Company of New York, or “Erie NY,” Erie Insurance Property & Casualty Company, or “EI P&C” and Flagship City Insurance Company, or “Flagship.” We sometimes refer to the Exchange and its property and casualty insurance subsidiaries as the “Property and Casualty Group.” We hold a 21.63% interest in the common stock (“EFL Common Stock”) of Erie Family Life Insurance Company, or “EFL,” a life insurance company. The Exchange owns the remaining 78.37% of EFL’s Common Stock.

ERIE INDEMNITY COMPANY

100 Erie Insurance Place
Erie, Pennsylvania 16530

INFORMATION STATEMENT

INTRODUCTION

This information statement, which is first being mailed to the holders of our Class A common stock and our Class B common stock on or about March 18, 2011, is furnished to such holders to provide information regarding us and our 2011 annual meeting of shareholders. This information statement is also being furnished in connection with the solicitation of proxies by our board of directors from holders of Class B common stock to be voted at our 2011 annual meeting of shareholders and at any adjournment, postponement or continuation thereof. Our annual meeting will be held at 9:30 a.m., local time, on Tuesday, April 19, 2011 at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B common stock will also receive a form of proxy.

Only holders of Class B common stock of record at the close of business on February 18, 2011 are entitled to vote at our annual meeting. Each share of Class B common stock is entitled to one vote on each matter to be considered at our annual meeting. Except as otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, or “BCL,” in the case of adjourned meetings, a majority of the outstanding shares of Class B common stock will constitute a quorum at our annual meeting for the election of directors. Abstentions and shares of Class B common stock held by nominees as to which we have not received voting instructions from the beneficial owner, or other person entitled to vote such shares, and as to which the nominee does not have discretionary voting power, are considered outstanding shares of Class B common stock entitled to vote and such shares are counted in determining whether a quorum or a majority is present.

As of the close of business on February 18, 2011, we had 49,751,555 shares of Class A common stock outstanding, which are not entitled to vote on any matters to be acted upon at our 2011 annual meeting, and 2,546 shares of Class B common stock outstanding, which have the exclusive right to vote on all matters to be acted upon at our 2011 annual meeting.

There are three H.O. Hirt Trusts. Susan Hirt Hagen, or “Mrs. Hagen,” and Elizabeth Hirt Vorsheck, or “Mrs. Vorsheck,” both of whom are directors of the Company, are beneficiaries of the Trusts. Thomas B. Hagen and Jonathan Hirt Hagen, both directors of the Company, are contingent beneficiaries of the Trusts. The H.O. Hirt Trusts collectively own 2,340 shares of Class B common stock, which, because such shares represent 91.91% of the outstanding shares of Class B common stock entitled to vote at our 2011 annual meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of our Class B common stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the record date for our 2011 annual meeting, the individual trustees of the H.O. Hirt Trusts are Mrs. Hagen and Mrs. Vorsheck, and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel.” Mrs. Hagen and Mrs. Vorsheck are both candidates for re-election to the board at our 2011 annual meeting.

Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of each of the H.O. Hirt Trusts vote for the election of the 13 candidates for director named below, such candidates will be elected as directors even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such candidates. We have not been advised as of the date of this information statement how the trustees of the H.O. Hirt Trusts intend to vote at our annual meeting.

Since 1925, we have served as the attorney-in-fact for the policyholders of the Exchange. As a reciprocal insurance exchange organized under the laws of the Commonwealth of Pennsylvania, the Exchange is an unincorporated association of individuals, partnerships and corporations that agree to insure one another. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which appoints us as the attorney-

in-fact for the subscriber (policyholder). As attorney-in-fact, we are required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. We also provide management services to the Exchange, its property and casualty subsidiaries and EFL.

Throughout 2010, we also operated as a property and casualty insurer through our wholly-owned subsidiaries, Erie Insurance Co., Erie NY and EI P&C. On December 31, 2010, we sold all of the outstanding capital stock and voting shares of Erie Insurance Co., Erie NY and EI P&C to the Exchange. Under this new structure, all property and casualty insurance operations are owned by the Exchange, and we will continue to function as the management company. We also entered into an agreement to sell our 21.63% interest in EFL Common Stock to the Exchange. Upon completion of the sale, which is expected to occur on March 31, 2011, EFL will become a wholly-owned subsidiary of the Exchange.

The Property and Casualty Group writes personal and commercial lines of property and casualty insurance coverages exclusively through approximately 2,080 independent agencies comprised of more than 9,400 licensed agents. The underwriting results of the Property and Casualty Group are pooled. As a result of the Exchange’s 94.5% participation in the reinsurance pooling arrangement, the underwriting risk of the Property and Casualty Group’s business is largely borne by the Exchange. The sale of our insurance subsidiaries to the Exchange did not affect the pooling agreement, and had no impact on the subscribers (policyholders) of the Exchange, the Exchange’s independent insurance agents, or our employees.

Due to FASB Accounting Standards Codification No. 810, we are required to consolidate our financial statements with those of the Exchange when reporting to the Securities and Exchanges Commission, or “SEC.” This change to our financial reporting took effect on January 1, 2010. Accordingly, our first quarter 2010 Form 10-Q, filed on May 6, 2010, was the first filing under the new consolidation rules. This change affects the presentation of the financial reports; it does not change our financial results. For more information regarding this change to our financial reporting see the Form 8-K we filed with the SEC on May 6, 2010.

We charge the Exchange a management fee calculated as a percentage, limited to 25%, of the direct written premiums of the Property and Casualty Group. Management fees accounted for 83.6%, 81.4% and 75.7%, respectively, of our revenues for the three years ended December 31, 2008, 2009 and 2010. The management fee rate was 25% during 2008, 2009 and 2010, and beginning January 1, 2011, the rate has been set at 25%.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth as of February 18, 2011, the amount of our outstanding Class B common stock owned by shareholders known by us to own beneficially more than 5% of our Class B common stock.

	Shares of Class B	Percent of
	Common Stock	Outstanding
Name of Individual	Beneficially	Class B
or Identity of Group	Owned	Common Stock

H.O. Hirt Trusts(1), Erie, Pennsylvania	2,340	91.91%
Hagen Family Limited Partnership(2), Erie, Pennsylvania	153	6.01%

(1)	There are three H.O. Hirt Trusts. Mrs. Hagen and Mrs. Vorsheck are two of the beneficiaries of the Trusts, and Thomas B. Hagen, the husband of Mrs. Hagen, and Jonathan Hirt Hagen, the son of Mrs. Hagen, are two of the contingent beneficiaries. The Trustees of the H.O. Hirt Trusts as of the date of this information statement are Mrs. Hagen, Mrs. Vorsheck and Sentinel. The Trustees collectively control voting and disposition of the shares of Class B common stock. A majority of the Trustees then in office acting together is required to take any action with respect to the voting or disposition of shares of Class B common stock.

(2)	Thomas B. Hagen, the chairman of our board of directors, is the general partner of the Hagen Family Limited Partnership. As general partner, Mr. Hagen has sole voting power and investment power over the shares of Class B common stock held by the Hagen Family Limited Partnership. Mr. Hagen is the husband of Mrs. Hagen and the father of Jonathan Hirt Hagen. Mrs. Hagen and Jonathan Hirt Hagen are also directors of the Company.

The following table sets forth as of February 18, 2011, the amount of the outstanding shares of Class A common stock and Class B common stock beneficially owned by (i) each director and candidate for director nominated by our Nominating and Governance Committee, or “nominating committee,” (ii) each executive officer named in the Summary Compensation Table and (iii) all of our executive officers and directors as a group.

	Shares of
	Class A	Percent of	Shares of Class B	Percent of
	Common Stock	Outstanding	Common Stock	Outstanding
Name of Individual	Beneficially	Class A	Beneficially	Class B
or Identity of Group	Owned(1)(2)	Common Stock(3)	Owned(1)(2)	Common Stock(3)

Directors and Nominees for Director:
J. Ralph Borneman, Jr.	50,000	—	—	—
Terrence W. Cavanaugh	21,600	—	—	—
Jonathan Hirt Hagen	223,130	—	1	—
Susan Hirt Hagen(4)	6,658,800	13.39%	12	—
Thomas B. Hagen(5)	10,091,159	20.28%	157	6.17%
C. Scott Hartz	2,097	—	—	—
Claude C. Lilly, III	1,273	—	—	—
Lucian L. Morrison(6)	—	—	—	—
Thomas W. Palmer	770	—	—	—
Martin P. Sheffield	400	—	—	—
Richard L. Stover	1,000	—	—	—
Elizabeth Hirt Vorsheck(7)	4,782,282	9.61%	—	—
Robert C. Wilburn	3,000	—	—	—

Executive Officers(8):

Marcia A. Dall	1,250	—	—	—
George R. Lucore	3,299	—	—	—
James J. Tanous	6,423	—	—	—
Michael S. Zavasky	18,232	—	—	—
Douglas F. Ziegler(9)	33,699	—	—	—
All Directors and Executive Officers as a Group (20 persons)(10)	21,908,720	44.04%	170	6.68%

(1)	Information furnished by the named persons.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock and Class B common stock over which the named individuals, individually or together, share voting power or investment power. The table does not reflect shares of Class A common stock and Class B common stock as to which beneficial ownership is disclaimed.

(3)	Less than 1% unless otherwise indicated.

(4)	Mrs. Hagen owns 300 shares of Class A common stock directly and 6,658,500 shares of Class A common stock indirectly through a revocable trust of which Mrs. Hagen was the grantor and is the sole trustee and beneficiary. Mrs. Hagen owns 12 shares of Class B common stock directly. Mrs. Hagen disclaims beneficial ownership of the 5,100 shares of Class A common stock and four shares of Class B common stock owned by Thomas B. Hagen, her husband, and the 10,086,059 shares of Class A common stock and 153 shares of Class B common stock owned by the Hagen Family Limited Partnership, for which Thomas B. Hagen, as general partner, has sole voting power and investment power. Mrs. Hagen also disclaims beneficial ownership of any shares of Class B common stock held by the H.O. Hirt Trusts of which she is a beneficiary, contingent beneficiary and one of three trustees.

(5)	Mr. Hagen owns 5,100 shares of Class A common stock directly and 10,086,059 shares of Class A common stock indirectly through the Hagen Family Limited Partnership. Mr. Hagen owns four shares of Class B common stock directly and 153 shares of Class B common stock indirectly through the Hagen Family Limited Partnership. Mr. Hagen disclaims beneficial ownership of the 300 shares of Class A common stock and 12 shares of Class B common stock owned by Mrs. Hagen, his wife, and the 6,658,500 shares of Class A common stock owned indirectly by Mrs. Hagen. Mr. Hagen also disclaims beneficial ownership of any shares of Class B common stock held by the H.O. Hirt Trusts of which his wife is a beneficiary, contingent beneficiary and one of three trustees.

(6)	See discussion under Director Compensation — Director Stock Ownership Guidelines.

(7)	Mrs. Vorsheck owns 69,516 shares of Class A common stock directly and 4,712,766 shares of Class A common stock indirectly through several trusts.

(8)	Excludes Mr. Cavanaugh, who is listed under “Directors and Nominees for Director.”

(9)	Includes 27,549 shares of Class A common stock held by Mr. Ziegler directly and 6,150 shares of Class A common stock held by his wife.

(10)	Includes Executive Vice Presidents George D. Dufala and John F. Kearns.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires that the officers and directors of a corporation, such as us, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as statements of changes in such ownership, with the corporation and the SEC. Based upon written representations we received from our officers and directors and shareholders owning more than 10% of any class of our stock, and our review of the statements of changes of ownership filed with us by our officers and directors and shareholders owning more than 10% of any class of our stock during 2010, we believe that all such filings required during 2010 were made on a timely basis.

PROPOSAL 1 — APPROVAL OF AMENDMENTS TO OUR ARTICLES OF INCORPORATION

We are proposing certain amendments to our articles of incorporation, our “articles,” to: (i) modify the corporate purposes clause; (ii) update our corporate registered address; and (iii) eliminate the requirement of a specific number of directors and provide that the size of the board of directors shall be governed by our bylaws. Each of these amendments is discussed below.

Following shareholder approval, the amendments will become effective upon the filing of articles of amendment with the Pennsylvania Department of State. We also intend to file a restatement of our articles to incorporate all amendments that are adopted by our shareholders at the annual meeting as well as all other amendments that have been adopted by our shareholders since the original filing of our articles in 1925.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSED AMENDMENTS IN THIS PROPOSAL 1.

A. AMENDMENT TO MODIFY THE CORPORATE PURPOSES CLAUSE

Article 2nd of our original articles reads as follows: “Said corporation is formed for the purpose of conducting a general real estate and insurance agency and brokerage business in all the various branches thereof, the placing of surety bonds and the transaction of all such business as is necessary or incidental thereto.” Since the original filing of our articles in 1925, we have never operated as a real estate agency or brokerage, or otherwise engaged in the real estate business other than the purchase, sale or lease of real property incidental to the growth of our insurance business. Our business has consisted primarily of serving as the attorney-in-fact for the policyholders of the Exchange and providing management services to the Exchange, its subsidiaries and EFL.

At its meeting on February 24, 2011, our board of directors unanimously approved, and recommended for approval by our voting shareholders, an amendment to our articles that would replace the current Article 2nd in its entirety with the following: “2. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the Commonwealth of Pennsylvania, including, but not limited to, the conduct of an insurance business, whether directly or indirectly, as attorney-in-fact for the subscribers at Erie Insurance Exchange or other reciprocal insurance exchanges, or manager or administrator for stock or mutual insurance companies or risk retention groups, or agent or broker for insurance underwriting entities, or other activities related to any of the foregoing businesses or purposes.” The proposed amendment will conform the corporate purposes clause to the types of business actually conducted by the Company, but will have no other effect on the Company or its shareholders.

The affirmative vote of a majority of the shares of Class B common stock cast at our annual meeting is required to approve the proposed amendment to our articles.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO MODIFY THE CORPORATE PURPOSES CLAUSE (ITEM 1A ON THE PROXY CARD).

B. AMENDMENT TO UDPATE THE COMPANY’S REGISTERED ADDRESS

Article 3rd of our original articles reads as follows: “The business of said corporation is to be transacted in The City of Erie, Pennsylvania.” Since 1925, our business has grown both in size and geographic area. We currently transact business in 11 states and the District of Columbia, primarily as attorney-in-fact for the Exchange and as a manager of the Exchange, its subsidiaries and EFL. Accordingly, we believe it would be appropriate to amend our articles to reflect that, although we remain headquartered in Erie, Pennsylvania, we regularly transact business within and outside the City of Erie, Pennsylvania.

At its meeting on February 24, 2011, our board of directors unanimously approved, and recommended for approval by our voting shareholders, an amendment to our articles that would replace the current Article 3rd in its entirety with the following: “3. The address of the Corporation in the Commonwealth is 100 Erie Insurance Place, City of Erie, County of Erie, Pennsylvania 16530-0001. The Corporation shall be headquartered in the City of Erie, Pennsylvania, and the business of the Corporation may be transacted throughout the United States of America and in such other sovereign nations as the Board of Directors deems advisable.”

The affirmative vote of a majority of the shares of Class B common stock cast at our annual meeting is required to approve the proposed amendment to our articles.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO UPDATE THE COMPANY’S REGISTERED ADDRESS (ITEM 1B ON THE PROXY CARD).

C. AMENDMENT TO ELIMINATE THE REQUIREMENT OF A SPECIFIC NUMBER OF DIRECTORS
AND TO PROVIDE THAT THE SIZE OF OUR BOARD SHALL BE GOVERNED BY OUR BYLAWS

We are also proposing an amendment to our articles that would allow our bylaws to address the size of our board of directors, thereby correcting a discrepancy that exists between our articles and our bylaws with respect to setting the size of the board. When our original articles were filed on April 17, 1925, the incorporators included a provision fixing the size of the board of directors at fifteen. When our bylaws were first adopted on April 18, 1925, they contained a similar provision requiring that the Company have fifteen directors. Since 1925, several amendments to our bylaws have addressed the size of our board, but none of the amendments to our articles ever transferred such authority to regulate the size of the board to the bylaws. This proposed amendment to the articles will definitively allow our bylaws to establish the size of our board of directors.

Article 6th of our articles currently provides, in pertinent part, that “[t]he number of directors of said corporation is fixed at Fifteen...” At its meeting on February 24, 2011, our board of directors unanimously approved, and recommended for approval by our voting shareholders, an amendment to our articles that would replace the current Article 6th in its entirety with the following: “6. The number of directors of the Corporation shall be determined in accordance with the Corporation’s Bylaws, as may be amended from time to time.” Our bylaws provide that our board of directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors. The effect of this amendment would be to provide our board of directors with the ability to set the size of the board without having to obtain shareholder approval to do so.

The affirmative vote of a majority of the shares of Class B common stock cast at our annual meeting is required to approve the proposed amendment to our articles.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO ELIMINATE THE REQUIREMENT OF A SPECIFIC NUMBER OF DIRECTORS AND TO PROVIDE THAT THE SIZE OF OUR BOARD SHALL BE GOVERNED BY OUR BYLAWS (ITEM 1C ON THE PROXY CARD).

PROPOSAL 2 — ELECTION OF DIRECTORS

Introduction

The election of directors by the holders of our Class B common stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act, or the “Holding Companies Act,” in addition to provisions of the BCL, the Pennsylvania Associations Code and our bylaws. The following discussion summarizes these statutory and bylaw provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B common stock at our annual meeting.

Background of our Nominating Committee

Section 1405(c)(4.1) of the Holding Companies Act provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer. Such committee or committees must have responsibility for, among other things, recommending candidates to be nominated by the board of directors, in addition to any other nominations by voting shareholders, for election as directors by the voting shareholders. Section 1405(c)(5) of the Holding Companies Act provides that the above provisions shall not apply to a domestic insurer if the person controlling such insurer is an insurer or another business entity having a board of directors and committees thereof which already meet the requirements of Section 1405(c)(4.1). For purposes of the Holding Companies Act, we are deemed to control the Exchange, its subsidiaries and EFL, and our board of directors and its committees are in compliance with Section 1405(c)(4.1).

Section 3.09 of our bylaws is consistent with this statutory provision and provides that (i) our board of directors must appoint annually a nominating committee that consists of not less than three directors, each of whom is not an officer or employee of us or of any entity controlling, controlled by or under common control with us, and (ii) our nominating committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director to be elected by the holders of Class B common stock to serve terms as established by our bylaws and until their successors are elected.

In accordance with this bylaw provision, on April 20, 2010 our board of directors designated a nominating committee consisting of Jonathan Hirt Hagen, chair, Susan Hirt Hagen, Thomas W. Palmer and Elizabeth Hirt Vorsheck. Thomas B. Hagen is, ex officio, also a voting member of the nominating committee. Consistent with the Holding Companies Act, none of these persons is an officer or employee of us or of any entity controlling, controlled by or under common control with us. Each member of our nominating committee is an independent director as defined in the rules applicable to companies listed on the NASDAQ Global Select Market®, or “NASDAQ.”

Nominating Procedures

Under Section 2.07(a) of our bylaws, nominations of persons for election to our board of directors may be made at any meeting at which directors are to be elected (i) by or at the direction of our board of directors upon the recommendation of our nominating committee or (ii) by any holder of our Class B common stock.

With respect to nominations by or at the direction of our nominating committee, except as is required by rules promulgated by NASDAQ, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee generally bases its nominations on our general needs as well as the specific attributes of candidates that would add to the overall effectiveness of our board of directors. Specifically, among the significant factors that our nominating committee may take into consideration are judgment, skill, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to our board of directors and any committee of our board of directors.

Although we do not have a formal policy or guidelines regarding diversity of membership of our board of directors, our corporate governance guidelines recognize the value of having a board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. Our board has not attempted to define “diversity” or otherwise require that the composition of our board include individuals from any particular background or who possess specific attributes.

In identifying and evaluating the individuals that it selects, or recommends that our board of directors select, as director nominees, our nominating committee utilizes the following process:

•	Our nominating committee reviews the qualifications of any candidates who have been recommended by a holder of Class A common stock or Class B common stock in accordance with our bylaws.

•	Our nominating committee also considers recommendations made by individual members of our board of directors or, if our nominating committee so determines, a search firm. Our nominating committee may consider candidates who have been identified by management, but is not required to do so.

•	Our nominating committee evaluates the background, experiences, qualifications and suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of our board of directors and the above discussed significant factors.

•	After such review and consideration, our nominating committee recommends a slate of director nominees to the board of directors.

Actions Taken for Nominations

Our nominating committee met on February 19, 2011 for the purposes of evaluating the performance and qualifications of the current or proposed members of our board of directors and nominating candidates for election as directors by the holders of Class B common stock at our annual meeting.

Our bylaws provide that our board of directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors. Our nominating committee recommended at its February 19, 2011 meeting that the size of our board of directors remain at 13 persons and that all 13 incumbent directors as of such date be nominated to stand for re-election as directors by the holders of Class B common stock at our annual meeting.

On February 24, 2011, our board of directors accepted the report and recommendation of our nominating committee, set the number of directors to be elected at our annual meeting at 13 and approved the nomination of J. Ralph Borneman, Jr., Terrence W. Cavanaugh, Jonathan Hirt Hagen, Susan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Claude C. Lilly, III, Lucian L. Morrison, Thomas W. Palmer, Martin P. Sheffield, Richard L. Stover, Elizabeth Hirt Vorsheck and Robert C. Wilburn for election as directors by the holders of Class B common stock at our annual meeting. If elected, such persons would serve until our 2012 annual meeting of shareholders and until their successors are elected and qualified.

Candidates for Election

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by our nominating committee. Our board of directors has no reason to believe the nominees named will be unable to serve if elected.

The biography of each director nominee below contains information regarding that person’s principal occupation, positions held with the Company, service as a director, committee assignments, business experience, other director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our nominating committee to conclude that the person should serve as a member of our board of directors:

Principal Occupation
		for Past Five Years and	Director
	Age	Positions with the Company;	of the
Name	as of	Directorships with other Public Companies	Company
(Committee Assignments)	4/1/11	During Past Five Years	Since

J. Ralph Borneman, Jr. CIC, CPIA (5)(7C)(8)	72	President, Chief Executive Officer and Chairman of the Board, Body-Borneman Insurance & Financial Services LLC, insurance agency, Boyertown, PA, 2005 to present; President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., 1967-2005, insurance agencies he co-founded; Director, National Penn Bancshares; Director, Erie Family Life Insurance Company, 1992-2007.	1992

		Principal Occupation
		for Past Five Years and	Director
	Age	Positions with the Company;	of the
Name	as of	Directorships with other Public Companies	Company
(Committee Assignments)	4/1/11	During Past Five Years	Since

		Mr. Borneman has extensive knowledge of, and over 40 years of experience with, the business of insurance, agency matters, sales and marketing, and insurance distribution strategies. Mr. Borneman also has experience as a director of other public companies.

Terrence W. Cavanaugh (5)(6)(7)	57	President and Chief Executive Officer of the Company, July 2008 to present; Senior Vice President, Chubb & Son/Federal Insurance and Chief Operating Officer, Chubb Surety, for more than five years prior thereto.	2008

		Mr. Cavanaugh has prior executive management experience with a large national property-casualty insurance company, and broad knowledge of insurance operations and the insurance industry.

Jonathan Hirt Hagen, J.D. (2)(3)(4C)(7)(8)	48	Vice Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1999; private investor, since 1990; Director, Erie Family Life Insurance Company, 2005-2007.	2005

		Mr. Hagen, as the grandson of our late founder and longtime leader of the Company, has significant knowledge of our history and culture. His extensive business and legal educational background, prior insurance experience and service on our board also give him broad knowledge of the insurance industry and business law. In addition, he has experience with his family’s business interests, as a private investor and as a director of another public company.

Susan Hirt Hagen (1)(4)(5)(8C)	75	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 1967; private investor, since 1989; Director, Erie Family Life Insurance Company, 1980-2007.	1980

Principal Occupation
		for Past Five Years and	Director
	Age	Positions with the Company;	of the
Name	as of	Directorships with other Public Companies	Company
(Committee Assignments)	4/1/11	During Past Five Years	Since

Mrs. Hagen is the daughter of our late founder, who was the longtime leader of the Company. She is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. She also individually directly controls a significant shareholding interest in the Company. In addition to her extensive knowledge of the Company, as our longest serving active director, she is a highly recognized community leader, both locally and statewide. In 2010, she received the Distinguished Citizen of the Commonwealth Award from the Pennsylvania Society. Over many years, she has served on numerous boards of directors, including Chautauqua Institution, Wittenberg University and the Erie Community Foundation. Mrs. Hagen also has prior experience as a director of another public company.

Thomas B. Hagen (1C)(9)	75	Chairman/Owner, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1997; General Partner, Hagen Family Limited Partnership, since 1989; Non-executive Chairman of the Board of our Company and of our insurance subsidiaries, since 2007, and an employee (1953-1995) and former agent of the Company, including service as President (1982-1990) and Chairman & CEO (1990-1993); Director, Erie Family Life Insurance Company.	2007 and 1979-1998

Mr. Hagen, the son-in-law and close associate of our late founder and longtime leader of the Company, has extensive insurance knowledge and experience having previously served the Company for over 40 years in a variety of leadership positions, including as our CEO. He has held leadership positions in various insurance industry and business trade groups and currently is immediate past Chairman of the Pennsylvania Chamber of Business and Industry. He also has broad executive management and leadership experience having served on various civic and business boards of directors, including the boards of two other public companies. He has served as Pennsylvania’s Secretary of Commerce and Secretary of Community & Economic Development, and is a retired Captain in the U.S. Navy Reserve. Additionally, he controls the second largest voting and the largest non-voting shareholding interest in the Company.

		Principal Occupation
		for Past Five Years and	Director
	Age	Positions with the Company;	of the
Name	as of	Directorships with other Public Companies	Company
(Committee Assignments)	4/1/11	During Past Five Years	Since

C. Scott Hartz, CPA (6C)(7)	65	Chief Executive Officer, Hartz Group, IT and technology consulting, Bala Cynwyd, PA, since 2002; Senior Managing Director, SCIUS Capital Group, LLC, 2002 to 2007; Director, Erie Family Life Insurance Company, 2003-2007; Chief Executive Officer, PwC Consulting, 1995 to 2002.	2003

		Mr. Hartz has a strong background in technology, information technology consulting and investments. He has prior experience in executive management and as a director of another public company.

Claude C. Lilly, III, Ph.D., CPCU, CLU (1)(2C)(6)(7)(8)	64	Dean, College Business and Behavioral Science, Clemson University, Clemson, SC, since 2007; Dean, Belk College of Business Administration, University of North Carolina Charlotte, 1998 to 2007; James J. Harris Chair of Risk Management and Insurance, Belk College of Business Administration, University of North Carolina Charlotte, 1997 to 2007; Chairman of the Board of Directors, Charlotte Branch of the Federal Reserve Bank of Richmond; Director, FairPoint Communications, Inc; Director, Erie Family Life Insurance Company, 2000-2007.	2000

		Dr. Lilly has extensive experience with risk assessment and management, and broad knowledge of insurance operations, regulation of insurance companies and financial reporting. He satisfies the SEC requirements of an audit committee financial expert. Dr. Lilly also has experience as a director of other public companies.

Lucian L. Morrison, Esq. (1)(2)(3)(6)(8)	74	Independent trustee and consultant in trust, estate, probate and qualified plan matters, Houston, TX, since 1992; Director, Far East Energy Corporation; Director, Erie Family Life Insurance Company, 2006-2007.	2006

		Mr. Morrison has an extensive background in business law, the law of fiduciaries, investment analysis and financial reporting. He also has experience as a director of other public companies.

Thomas W. Palmer, Esq. (2)(3)(4)(7)	63	Member and a managing partner of the law firm of Marshall & Melhorn, LLC, Toledo, OH, since 1972; Director, Erie Family Life Insurance Company, 2006-2007.	2006

		Principal Occupation
		for Past Five Years and	Director
	Age	Positions with the Company;	of the
Name	as of	Directorships with other Public Companies	Company
(Committee Assignments)	4/1/11	During Past Five Years	Since

		Mr. Palmer has significant experience with business and corporate law, business dispute resolution, corporate governance, financial reporting and family-owned enterprises. He also has prior experience as a director of another public company.

Martin P. Sheffield, CPCU (2)(7)	61	Owner, Sheffield Consulting, LLC, Bath, PA, insurance consultants, since 2003; Director, Penn-America Group, Inc., 2002-2005.	2010

		Mr. Sheffield has extensive insurance industry, business and executive management experience, including having served 22 years as CEO of Co-Operative Insurance Company of Western New York, which ultimately became part of the Erie Insurance Group, as the Executive Director of Strategic Consulting for Ward Group, and as Vice President of the Property-Casualty Rating Division of A.M. Best. Mr. Sheffield also has prior experience as a director of another public company.

Richard L. Stover (2)(6)	68	Managing Principal, Birchmere Capital, L.P., Wexford, PA, private equity fund, since 2000.	2010

		Mr. Stover’s career has been concentrated in banking and finance. In addition to prior executive experience with financial institutions, including Mellon Bank, Bank of New England and GE Capital, he has extensive knowledge of investments, credit and corporate finance.

Elizabeth Hirt Vorsheck (1)(4)(5C)(7)(8)	55	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2007; Administrator of family limited partnerships and a principal of a family charitable foundation for more than five years.	2007

		Mrs. Vorsheck is a granddaughter of the late founder and longtime leader of the Company and she is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. In addition, she individually directly controls a significant shareholding interest in the Company.

Principal Occupation
		for Past Five Years and	Director
	Age	Positions with the Company;	of the
Name	as of	Directorships with other Public Companies	Company
(Committee Assignments)	4/1/11	During Past Five Years	Since

Robert C. Wilburn, Ph.D. (3C)(5)(6)	67	Distinguished Service Professor and Director, Heinz College, Carnegie Mellon University, Washington, D.C., since 2009; President and Chief Executive Officer, Gettysburg Foundation, Gettysburg, PA, 2000 to 2009; Lead Director, Harsco, Inc.; Director, Erie Family Life Insurance Company, 1999-2007.	1999

Dr. Wilburn has broad executive management experience as a university president, CEO of two nationally prominent foundations and service as Pennsylvania’s Secretary of Budget and Secretary of Education. He has extensive knowledge of corporate finance and executive compensation. Dr. Wilburn also has experience as a director of other public companies.

(1)	Member of our Executive Committee.

(2)	Member of our Audit Committee.

(3)	Member of our Compensation Committee

(4)	Member of our Nominating Committee.

(5)	Member of our Charitable Giving Committee.

(6)	Member of our Investment Committee.

(7)	Member of our Strategy Committee.

(8)	Member of our Exchange Relationship Committee.

(9)	Ex officio non-voting member of our Audit and Compensation Committees and voting member of all other committees.

C Denotes committee chairperson.

Our board of directors has determined that each of the following directors and director nominees satisfies the definition of an “independent director” as set forth in the rules promulgated by NASDAQ:

Jonathan Hirt Hagen
Susan Hirt Hagen
Thomas B. Hagen
C. Scott Hartz
Claude C. Lilly, III
Lucian L. Morrison
Thomas W. Palmer
Martin P. Sheffield
Richard L. Stover
Elizabeth Hirt Vorsheck
Robert C. Wilburn

Required Vote. Cumulative voting rights do not exist with respect to the election of directors. Of the 13 candidates for election as a director, only those who receive the affirmative vote of holders of a majority of the shares of Class B common stock will be elected or re-elected to our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CANDIDATES FOR DIRECTOR NOMINATED BY OUR NOMINATING COMMITTEE.

OUR BOARD OF DIRECTORS

Introduction

Our board of directors is currently comprised of 13 members, all of whom were elected at our 2010 annual meeting to serve for a term of one year. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors, or by our voting shareholders, in accordance with our bylaws.

All directors hold office until their respective successors are elected and qualified, or until their earlier death, resignation or removal. There are no family relationships between any of our directors or executive officers, except for the following:

•	Thomas B. Hagen, chairman of our board of directors and chairman of our executive committee, and Mrs. Hagen, a director, are husband and wife;

•	Jonathan Hirt Hagen, a director, is the son of Thomas B. Hagen and Mrs. Hagen, and a first cousin of Mrs. Vorsheck; and

•	Mrs. Vorsheck, a director, is a niece of Mrs. Hagen and a first cousin of Jonathan Hirt Hagen.

During 2010, each director attended more than 75% of the number of meetings of our board of directors and the standing committees of our board of directors of which such director was a member.

Board Leadership and Executive Sessions

The chairman of our board of directors is elected annually by the remaining directors on our board. In addition to presiding at all meetings of shareholders and of our board of directors, the chairman’s duties include setting priorities, establishing agendas for meetings of the board, providing board leadership, and communicating with the CEO on matters of strategic direction. The chairman also serves ex officio as a member of all other board committees of which he is not a designated member.

Since our incorporation in 1925, we have traditionally separated the positions of chairman of the board and chief executive officer of the Company. Although our board of directors has no specific policy regarding separation of these offices and our bylaws permit the chairman to serve as chief executive officer, our board has determined that separating these positions is currently in the best interest of the Company and our shareholders. Given the length of time and different capacities in which our current chairman has served the Company, including as a prior chief executive officer, and his status as an independent director under NASDAQ rules, our board believes that separating these positions is an important component of our management succession plan, and allows our chairman to lead the board in its independent oversight of management and our CEO to focus on the day-to-day issues affecting our business.

A majority of the directors on our board meet the definition of an “independent director” under NASDAQ rules. Our independent directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions five times during 2010.

Risk Oversight

Our board of directors oversees our risk management process. This oversight is primarily accomplished through the board’s committees and management’s reporting processes. We do not have a formal risk committee; however, our audit committee focuses on risk related to accounting, internal controls and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards. Our Executive Compensation and Development Committee, or “compensation committee,” identifies and oversees risks associated with our executive compensation policies and practices, and our nominating committee identifies and oversees risks associated with director independence, related party transactions and the implementation of corporate governance policies.

Committees of Our Board

Our board of directors met five times in 2010. The standing committees of our board of directors are our executive committee, audit committee, compensation committee, nominating committee, charitable giving committee, investment committee, strategy committee and exchange relationship committee.

Our executive committee, which did not meet during 2010, has the authority, subject to certain limitations, to exercise the power of our board of directors between regular meetings.

Our audit committee met seven times in 2010. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” our audit committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of their audit and reviewing our financial condition and the adequacy of our accounting, financial, internal and operating controls. Our audit committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our compensation committee met five times in 2010. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our compensation committee has responsibility for recommending to our board of directors, at least annually, the competitiveness and appropriateness of the salaries, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of our chief executive officer, executive vice presidents and such other named executives as required by rules of the SEC or NASDAQ listing standards, and such other responsibilities as our board of directors may designate. See Executive Compensation — Compensation Committee Interlocks and Insider Participation. Our compensation committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our nominating committee met two times in 2010. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our nominating committee has responsibility for identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors; identification of directors qualified to fill vacancies on any committee of our board; and evaluation of the procedures and process by which each committee of our board of directors undertakes to self-evaluate such committee’s performance. Our nominating committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

DIRECTOR — SHAREHOLDER COMMUNICATIONS

Our shareholders may communicate with our board of directors through our secretary. Shareholders who wish to express any concerns to any of our directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our secretary at our headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by our secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

Recognizing that director attendance at our annual meeting can provide our shareholders with an opportunity to communicate with directors about issues affecting us, we actively encourage our directors to attend our annual meeting. In 2010, all of our directors attended our annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation program is developed and monitored by our compensation committee. The committee establishes the compensation philosophy and policies for our executive officers, which include our CEO and executive vice presidents. In fulfilling this role, the committee is responsible for establishing principles that guide the design of compensation programs for all executives. In so doing, it reviews the performance results of each executive and establishes individual compensation levels. The compensation committee engaged an outside consultant, Aon Hewitt, formerly Hewitt Associates, to assist with these duties in setting 2010 executive compensation. Although Aon Hewitt did not perform any additional services for our organization in 2010, we used Aon Risk Insurance Services, Inc. as our broker for our management liability insurance program and paid them $125,000 for these services in 2010.

The two primary corporate goals used for our performance plans in 2010 were the Property and Casualty Group’s statutory combined ratio and growth in direct written premium. We exceeded expectation on both corporate goals during 2010. Direct written premium increased by 4.5% in 2010 versus the target of 3.9%. This increase was primarily driven by a 3.3% increase in policies in force as we continue to have strong policyholder retention rates. The statutory combined ratio for 2010 was 99% versus the target of 101% which is the result of favorable prior year loss reserve development. This favorable prior year loss development improved the combined ratio by 4.8 points and resulted from improvements in severity trends on our personal auto line of business as well as certain commercial lines. Another key financial measurement is net operating income which was $163 million for 2010, an increase of 49% from 2009. This increase was primarily due to equity in earnings of limited partnerships in 2010 versus losses in 2009. Additional information regarding our financial results for the year ended December 31, 2010, is provided in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K filed with the SEC on February 24, 2011.

Named Executive Officers (NEOs)

In accordance with SEC regulations, our NEOs for 2010, as presented in our Summary Compensation Table, include the following:

Principal executive officer	Terrence W. Cavanaugh, President and CEO
Principal financial officer	Marcia A. Dall, Executive Vice President and CFO
Next three most highly compensated officers	James J. Tanous, Executive Vice President, Secretary and General Counsel
Michael S. Zavasky, Executive Vice President, Insurance Operations
Douglas F. Ziegler, Senior Vice President, Chief Investment Officer and Treasurer
Additional named executive officer	George R. Lucore, former Executive Vice President, Field Operations

Mr. Lucore retired from serving as our executive vice president of field operations on March 31, 2010. Although Mr. Ziegler is included hereafter as an NEO, as a senior vice president his compensation is reviewed and set by our chief financial officer.

Risk Management

We have a formal enterprise risk management program that falls under the leadership of our CFO. The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our corporate objectives. Our board of directors receives regular reports advising them of potential organizational risks and supporting mitigating policies.

The compensation committee evaluates risks associated with the annual and long-term incentive compensation programs for our executive and senior leader team each year to ensure that they do not negatively impact the value of the Company. The committee ensures that performance measures used in these programs align with our overall business strategy. One risk management tool is our stock retention requirement which is a prerequisite to continued participation in our annual incentive plan, or “AIP.” We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain. In addition to the stock purchase and retention requirement, our compensation committee also has the ability to exercise discretion to reduce awards to any individual participant in the incentive plans. Finally, the committee balances compensation risk by comparing our property and casualty insurance results against a peer group in our long-term incentive plan, or “LTIP.” The committee closely monitors our results against those of our peers during the three-year performance period to see whether we are performing dramatically above or below the industry, which may be an indicator of inappropriate risk-taking by management.

Consistent with our pay-for-performance philosophy, we utilize annual variable pay programs for all other members of our management team and certain non-management employees. Approximately 900 of our 4,200 full-time employees participate in one of these programs. The corporate performance measures used in these programs are aligned with those used in the AIP for our executive and senior leaders. We believe this promotes alignment of efforts across the organization while minimizing conflict among management team members as they lead the organization to achieve operational goals each year. While the compensation committee does not directly oversee the variable pay programs, changes to compensation programs for all employees are communicated to the committee when they occur.

Compensation Philosophy

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. To achieve this objective, we design executive compensation programs that encourage our executives to strive for performance that is better than the industry average. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short and long-term objectives that build sustainable long-term value. We also believe our compensation program balances the interests of our primary stakeholders, our shareholders, with the policyholders of the Exchange.

Our variable compensation is tied to (1) each executive’s individual performance and (2) the overall performance of the company, thereby supporting our performance-based compensation philosophy. Because our executives have a greater ability to influence our financial performance through their decisions, the percentage of an executive’s total direct compensation (i.e., base salary, annual and long-term incentive plans) comprised of variable pay increases with their level of individual responsibility.

Base salary is a fixed level of income to our executives for the competencies and performance they demonstrate in their roles. Base salaries are linked to other compensation elements, including short- and long-term incentive plans. Targets in these plans are based upon a percentage of each executive’s base salary. Accordingly, we consider all elements of our executive compensation program when considering its potential to influence short- and long-term organizational success.

Setting Executive Compensation

As stated in the overview, our executive compensation program is developed and monitored by our compensation committee which establishes the compensation philosophy and policies for our executive officers, including our CEO and executive vice presidents. In fulfilling this role, the committee is responsible for establishing principles that guide the design of compensation programs for all executives. In so doing, it reviews the performance results of each executive and establishes individual compensation levels. The compensation committee engaged Aon Hewitt for recommendations concerning 2010 executive compensation. In setting 2010 executive compensation, the committee considered a formal report from Aon Hewitt which included an analysis of (1) market pay data collected from various published surveys from a broad group of property and casualty insurance companies and (2) data from publicly disclosed proxy materials of a select group of property and casualty insurance companies. Our compensation committee then considered the nature and extent of each executive’s skills, scope of responsibilities, performance and effectiveness in supporting our long-term goals.

In preparing the 2010 benchmark and survey data for our compensation committee’s consideration, the following methodology was used:

•	Competitive compensation levels for our executives were determined by matching each position to survey benchmark positions found in the market.

•	Compensation data was obtained from various published insurance industry and general industry sources, including William M. Mercer, Towers Watson (formerly known as Towers Perrin) Executive Survey and Towers Watson (formerly known as Watson Wyatt) Survey Report on Top Management.

•	An executive compensation benchmarking was performed for a peer group of property and casualty insurance companies we consider to be our competitors for policyholders, and in some cases employees, and similar to us in terms of lines of business, net premiums written and asset size. The peer group used in our 2010 base salary analysis consisted of: American Family Insurance, Auto Club of MI, Auto-Owners, Cincinnati Insurance Companies, COUNTRY Insurance, Farmers Insurance, The Hanover Insurance Group, Inc., Harleysville Group, Inc., Mercury General Corporation, Selective Insurance Group, Inc., Sentry Insurance, State Auto Insurance Companies, State Farm Mutual Automobile Insurance Company, United Service Automobile Association, and Westfield Insurance Company.

•	Our existing compensation levels were analyzed and compared at the 50th percentile for comparable positions.

Executive Compensation Elements

We achieve our compensation objectives stated above by providing the following elements of executive compensation:

•	A base salary that represents a fixed level of cash compensation for performing day-to-day responsibilities based on external competitiveness, level of experience, and individual performance;

•	A performance-based annual incentive program that provides each executive an opportunity to earn a cash award based on the achievement of pre-determined goals or other performance objectives during the course of a one-year period;

•	A long-term incentive program that provides an opportunity for each executive to earn an award based on the achievement of performance objectives, as measured against a pre-defined peer group, that create long-term value for our shareholders; and

•	Benefits that include an unfunded, non-qualified supplemental retirement plan, or “SERP,” that enables eligible participants to earn benefits in excess of those benefits that can be earned under our tax-qualified defined benefit pension plan and an unfunded, non-qualified deferred compensation arrangement, or “deferred compensation plan,” that enables eligible participants to defer receipt of a portion of their compensation until a later date.

Base Salary

For 2010, the compensation committee approved the following base salary increases to recognize performance, change in responsibility and/or market comparables. Mr. Ziegler’s increase was in accordance with normal practices for other employees within our organization, since he is a senior vice president.

Base Salary

	Effective	Effective
	March 1, 2009	March 1, 2010	Increase

Terrence W. Cavanaugh	$700,000	$735,000	$35,000
Marcia A. Dall	$400,000	$410,000	$10,000
James J. Tanous	$375,000	$410,000	$35,000
Michael S. Zavasky	$325,000	$340,000	$15,000
Douglas F. Ziegler	$361,555	$372,402	$10,847

Annual Incentive Plan (AIP)

Our 2010 AIP payouts for our NEOs were based on the attainment of corporate and individual performance measures established at the beginning of 2010. With respect to the 2010 AIP, 80% of the award was based on corporate performance measures, while 20% was based upon individual performance measures for our CEO and executive vice presidents. For our senior vice presidents, 40% of the award was based on corporate performance measures, 40% was based upon divisional measures and the remaining 20% was based upon individual performance goals. Our compensation committee determined that linking annual incentive awards to individual performance for our executive and senior leadership team would result in increased differentiation of rewards and line of sight among participants.

2010 AIP Performance Measures and Weighting

	% Increase in	Statutory	Individual
	Direct Written	Combined	and Division
	Premiums	Ratio	Weighting

Terrence W. Cavanaugh	40%	40%	20%
Marcia A. Dall	40%	40%	20%
James J. Tanous	40%	40%	20%
Michael S. Zavasky	40%	40%	20%
Douglas F. Ziegler	20%	20%	60%
George R. Lucore(1)	50%	50%	n/a

(1)	No individual goals were established for Mr. Lucore in 2010 since he retired on March 31, 2010.

Once the target percentages were determined, our compensation committee, after discussion with our board of directors, established appropriate AIP performance measures expected to drive strong organizational performance. Our board of directors and management reviewed our historical performance, operating goals and industry estimates to determine which areas needed to be incented to help us achieve our strategic objectives in the following year.

The compensation committee then set a minimum, or ‘threshold’, a target and a maximum for each performance measure. The maximum was intended to incent a participant’s performance to achieve a maximum performance payout. Results between the threshold and target provided a partial payout when a portion of the goal was achieved. The target goals for the growth and profitability measures were set at a level equal to or better than projected average industry performance.

The company performance measures for the NEOs are noted in the table below. See the 2010 AIP Performance Measures and Weighting table for the specific measures assigned to each NEO.

2010 Company Performance Measures

	Actual
	Result	Threshold	Target	Maximum

% increase in Direct Written Premium(1)	4.5%	1.9%	3.9%	5.9%
Statutory Combined Ratio(2)	99%	103%	101%	98%

(1)	The year-over-year percentage increase in the Property and Casualty Group’s direct written premium.

(2)	The statutory combined ratio of the Property and Casualty Group measures the underwriting profitability of our property and casualty insurance business without consideration of investment earnings or federal income taxes.

The committee believes these performance measures promote growth while maintaining a strong underwriting discipline (through the statutory combined ratio).

The following table describes the NEO individual goals, and Mr. Ziegler’s divisional goals, that account for the remaining portion of their AIP payouts.

Goals	Participants	Description

Organizational Structure	Terrence W. Cavanaugh	Develop an organizational structure that assures long-term operational and financial success.
Succession Planning and Employee Development	Marcia A. Dall James J. Tanous Michael S. Zavasky Douglas F. Ziegler	Complete and execute a development plan for their direct reports with the goal of developing potential successors, as well as strengthening our leadership pipeline.
Structure and Capital Options	Terrence W. Cavanaugh Marcia A. Dall Douglas F. Ziegler	Develop various corporate structuring and capital options that create a strong operating platform while enhancing financial performance and strength.
Technology Deliverables	Michael S. Zavasky	Deliver a pre-determined menu of projects to strengthen and enhance our technology platform.
Compliance Function	James J. Tanous	Deliver a strategic plan for compliance in appropriate focus areas.
Investment Process Improvement	Douglas F. Ziegler	Enhance our investment modeling capabilities, as well as automate and increase the use of technology in our investment processes.

The 2010 target and actual percentages for AIP awards earned are noted in the table below. AIP bonuses were paid on March 9, 2011.

2010 AIP Target and Actual Awards

				Achievement Relative
	AIP Target as a % of	Actual 2010 AIP as a %	Actual 2010	to Threshold, Target or
	Base Salary	of Base Salary	AIP Payout ($)	Maximum

Terrence W. Cavanaugh	75%	118%	$863,610	Above Target
Marcia A. Dall	60%	94%	$385,393	Above Target
James J. Tanous	60%	86%	$353,413	Above Target
Michael S. Zavasky	60%	87%	$295,115	Above Target
Douglas F. Ziegler	50%	70%	$259,437	Above Target
George R. Lucore(1)	60%	22%	$71,320	Above Target

(1)	Mr. Lucore’s AIP payout was pro-rated based on time in position during the year prior to his retirement on March 31, 2010.

The following table summarizes the results of the 2010 NEO individual goals and Mr. Ziegler’s divisional goals:

Goals	Participants	Results

Organizational Structure	Terrence W. Cavanaugh	Developed a strong organizational structure with more effective roles and responsibilities defined. Moved talent into right positions for greater building of capabilities. Created a longer term perspective on our talent needs resulting in a more robust staffing and succession management program.
Succession Planning and Employee Development	Marcia A. Dall James J. Tanous Michael S. Zavasky Douglas F. Ziegler	Developed and implemented individual development priorities for direct reports with current and future career potential as focus. Identified potential successors and made significant progress in executing on effective talent development practices.
Structure and Capital Options	Terrence W. Cavanaugh Marcia A. Dall Douglas F. Ziegler	Delivered strong leadership and executed transactions in a short time horizon to realign the insurance operations under the Exchange and return the Company to a management company.
Technology Deliverables	Michael S. Zavasky	Gained momentum this year on key deliverables creating the foundation for stronger implementation in 2011. However, certain key deliverables were not met.
Compliance Function Buildout	James J. Tanous	Continued to mature our compliance function. We focused our efforts on strengthening our information security capability through formal strategic planning efforts.
Investment Process Improvement	Douglas F. Ziegler	Among other process improvements in this area, we successfully created a paperless environment for our alternative investments process.

We continued to use a funding qualifier for the 2010 AIP. The compensation committee determined that it would be appropriate to first consider our overall financial results before a payout could be made based on our above property and casualty insurance measures. The funding qualifier is based on our net operating income (i.e., net income excluding realized gains or losses and impairments on investments and related taxes). Use of our net operating income helps to bring balance between shareholder interests and policyholder interests. In order for a payout to occur under the 2010 AIP, net operating income had to exceed $82 million, calculated as 75% of our 2009 net operating income. For 2010, our net operating income totaled $163 million, thereby exceeding the qualifier and funding the 2010 AIP.

Long-Term Incentive Plan (LTIP)

The purpose of our LTIP is to enhance our growth and profitability, and that of the Exchange, by providing longer term rewards to executives who are capable of having a significant impact on our performance. We accomplish this objective by providing eligible executives with incentives based on attainment of certain performance goals over three-year performance periods; performance is measured and compared to an industry peer group selected by the compensation committee.

For the 2010-2012 performance period under our LTIP, the peer group is comprised of the following companies: Allstate Insurance Group, American Family Insurance Group, Auto Owners Insurance Group, Cincinnati Insurance Companies, Country Financial, Farmers Insurance Group, Government Employees Insurance Group (GEICO), Grange Insurance Group, Liberty Mutual Insurance Companies, Nationwide Insurance Group, State Auto Insurance Companies, State Farm Insurance Group, Travelers Group and USAA Group. The compensation committee believes this peer group is representative of our competition as it comprises a large share of the industry’s property and casualty insurance premiums.

The tables below outline LTIP targets as a percentage of base salary, the criteria selected to ensure long-term sustainability and competitive positioning, as well as the weighting of the LTIP performance measures established by the compensation committee for the 2010-2012 performance period.

2010-2012 LTIP Targets

LTIP Target as a % of
Base Salary

Terrence W. Cavanaugh	95%
Marcia A. Dall	75%
James J. Tanous	75%
Michael S. Zavasky	75%
Douglas F. Ziegler	70%
George R. Lucore	75%

2010-2012 LTIP Performance Measures and Weighting

	% Increase in Direct	Statutory	Total Return on
	Written Premiums	Combined Ratio	Invested Assets

Terrence W. Cavanaugh	40%	40%	20%
Marcia A. Dall	40%	40%	20%
James J. Tanous	40%	40%	20%
Michael S. Zavasky	40%	40%	20%
Douglas F. Ziegler(1)	20%	20%	60%
George R. Lucore(2)	40%	40%	20%

(1)	The LTIP performance measure weightings established for Mr. Ziegler reflect his responsibilities as chief investment officer.

(2)	In consideration of Mr. Lucore’s retirement on March 31, 2010, the 2010-2012 performance period was treated as having ended on December 31, 2010; he is entitled to receive a cash payment representing the LTIP earned award that will be pro-rated for the number of days he served in his position during the full 36-month performance period prior to his retirement.

Given the nature of our business, underwriting profitability and return on investments are important to long-term financial strength. The Property and Casualty Group’s direct written premium growth is also important to our financial results as it is the primary driver of the management fee revenue we earn from the Exchange.

The 2008-2010 performance period is closed and participants have vested in those shares. Distribution of the shares will occur later in 2011 since computations require peer group data for the year ended December 31, 2010, which is not yet available. For this performance period, we have information on eleven of the twelve measurement quarters and expect the payout to be approximately 140% of target. See Executive Compensation — Outstanding Equity Awards table. Awards are expected to be paid in cash rather than stock for the 2009-2011 and 2010-2012 LTIP performance periods.

Executive Compensation Changes for 2011

In determining 2011 executive compensation, the committee used tally sheets prepared by management. The tally sheets set forth all components of the executive’s compensation, including base salary, annual and long-term incentive compensation, benefits, perquisites and retirement plan accruals. These tally sheets also contained a market review of each individual position. Based upon a review of this information and in recognition of performance, the compensation committee approved the following changes to executive compensation for 2011:

•	A $100,000 increase in Mr. Cavanaugh’s base salary effective March 1, 2011. His new base salary will be $835,000. An increase in target opportunity for Mr. Cavanaugh from 75% to 80% in the AIP was also made. These changes reflect Mr. Cavanaugh’s contributions-to-date and bring his total compensation closer to the median of our peer group.

•	Increase to base salary to recognize performance and/or market comparables. Base salary effective March 1, 2011 for Ms. Dall is set at $425,000, an increase of $15,000; for Mr. Tanous, $422,000, an increase of $12,000; and for Mr. Zavasky, $360,000, an increase of $20,000. Mr. Ziegler’s base salary is set at $383,574, an increase of $11,172, and was computed in accordance with normal merit increase practices for other employees within the Company.

•	Awards for the 2011-2013 LTIP performance period will be paid in shares of our Class A common stock. The committee believes that this change conveys the importance of ownership of Company stock by our executive and senior leaders and aligns our management’s wealth accumulation with that of our shareholders.

Policy on Recoupment of Officer Bonuses

The committee developed and our board of directors approved a “clawback” policy for our AIP and LTIP performance-based incentive compensation, effective July 1, 2009. To the extent permitted by law, our policy requires the reimbursement of all or a portion of any performance-based annual or long-term bonus paid to any officer after June 30, 2009 where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, and (b) a lower payment would have been made to the officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the officer’s bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. We will not seek to recover bonuses paid more than two years prior to the date on which our board of directors was made aware of the need to restate our financial statements. We will continue to monitor regulatory requirements and adjust our policy as may be considered necessary.

We also have a policy which states that, to the extent permitted by law, officers are required to reimburse us for any performance-based annual or long-term bonus we paid to such officer after June 30, 2009 where the officer’s employment with us has been terminated for cause either prior to the payment of the bonus or within six months thereafter.

Stock Retention Program

Effective in 2009, we implemented an officers’ stock purchase and retention program that applies to all officers who participate in our AIP. Each participant is required annually to purchase shares of our Class A common stock, the aggregate purchase price of which must equal at least ten percent (10%) of the value of the officer’s most recent AIP award. Shares of our Class A common stock previously acquired and shares purchased in an officer’s 401(k) savings plan do not count toward the minimum annual purchase requirement. However, shares of our Class A common stock acquired after 2009 by an officer under the Company’s 2004 LTIP, or under a similar plan or arrangement granted in lieu of the LTIP, may be used to satisfy these purchase requirements for 2010 and 2011. AIP participants are required to retain a portion of the stock purchased pursuant to this program until six months after the date on which such participant ceases to be an officer of the Company. 100% of any LTIP shares used to satisfy these purchase requirements must be retained until six months after the date on which such participant ceases to be an officer of the Company. The six-month post employment retention period does not apply in the event of the death of a participant.

The program provides that an officer who does not satisfy the minimum annual purchase requirement in any year shall not be eligible for an AIP award for the following year. Our board of directors retains the discretion to grant exceptions to the purchase and retention requirements, and to suspend the program entirely, where the application of these requirements would result in a hardship. The first year during which participants were required to purchase stock was 2010. Our NEOs satisfied this requirement for 2010.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue of 1986, or the “Code,” places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers, subject to an exception for performance-based compensation that meets certain requirements. Our AIP and LTIP awards are performance-based and have been approved by our shareholders. As such, payments made under these plans are not included in the $1.0 million limit on deductible compensation. All of our compensation and individual incentive awards are subject to federal income, FICA and other tax withholdings as required by applicable law.

All compensation paid in 2010 to our NEOs is deductible under Section 162(m) of the Code. While our compensation committee strives to provide compensation opportunities to our executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interest of our shareholders to provide non-tax deductible compensation.

Additional Benefits

We believe retirement benefits are an important part of a competitive reward opportunity that enables us to attract and retain top-tier leadership talent. Accordingly, we have maintained a tax-qualified defined benefit pension plan since 1946. The tax-qualified defined benefit pension plan has been available to all of our salaried employees since that time. We also provide a SERP to our NEOs in response to Code, which limits the maximum annual pension award that can be paid to any eligible employee. As illustrated in the Pension Benefits table, an older NEO can produce a significantly higher present value compared to a younger, more highly paid NEO. This result occurs primarily because the nearer an NEO is to normal retirement age, the shorter the discount period used in calculating the present value of the benefits. See also Executive Compensation — Pension Plan.

We maintain a deferred compensation plan in which executives are eligible to participate. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of management and highly compensated employees. Two of our NEOs participated in this plan in 2010. See Executive Compensation — Nonqualified Deferred Compensation.

Our executives also participate in the broad-based benefit plans offered generally to all of our full-time employees (e.g., 401(k) plan, health insurance and other employee benefits). Executive participation in these benefit plans is on the same terms as all of our other employees.

Agreements with Executive Officers

We have an employment agreement with Mr. Cavanaugh, our president and CEO. Because Mr. Cavanaugh joined us mid-career, his employment agreement was developed to provide him with a minimum level of financial security. Terms of Mr. Cavanaugh’s agreement are included in Executive Compensation — Agreements with Executive Officers. Termination scenarios for all of our NEOs, with the exception of Mr. Lucore, are included in Executive Compensation — Potential Termination or Change in Control Payments.

EXECUTIVE COMPENSATION

The following table sets forth the compensation during 2010, 2009 and 2008 for our NEOs. Compensation disclosed herein is for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries and affiliates according to an estimated proportion of the executives’ time dedicated to the affairs of the various entities. Our share of total compensation expense for the NEOs in 2010, 2009 and 2008 was 55.6%, 54.4% and 56.2%, respectively. Amounts indicated are pre-individual income taxes.

Summary Compensation Table

							Change
							in Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred	All
				Stock	Option	Compen-	Compensation	Other
Name and		Salary	Bonus	Awards	Awards	sation (5)	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Terrence W. Cavanaugh	2010	728,269	0	0	0	1,097,610	139,648	101,770	2,067,297
President and CEO	2009	700,000	0	0	0	530,530	108,736	299,194	1,638,460
	2008	274,615	0	1,075,516	0	576,940	99,414	128,304	2,154,789
Marcia A. Dall	2010	408,077	0	0	0	385,393	53,257	36,258	882,985
Executive Vice President and CFO(1)	2009	289,231	100,000	0	0	212,372	32,212	137,052	770,867
James J. Tanous	2010	403,269	18,500	0	0	353,413	110,581	15,782	901,545
Executive Vice President,	2009	375,000	0	0	0	262,350	81,731	14,334	733,415
Secretary and General Counsel(2)	2008	375,000	0	280,972	0	261,525	79,755	89,444	1,086,696
Michael S. Zavasky	2010	337,115	0	0	0	295,115	183,726	49,782	865,738
Executive Vice President	2009	325,000	0	0	0	227,370	152,742	42,354	747,466
Insurance Operations	2008	319,972	0	243,526	0	212,932	272,423	33,730	1,082,583
Douglas F. Ziegler	2010	370,316	0	0	0	259,437	111,462	13,460	754,675
Senior Vice President,	2009	359,042	0	0	0	291,016	64,826	12,316	727,200
Chief Investment Officer and Treasurer(3)	2008	347,758	0	243,682	0	232,615	0	764,084	1,588,139
George R. Lucore	2010	93,750	64,375	0	0	71,320	96,993	818,716	1,145,154
Former Executive Vice President,
Field Operations(4)

(1)	Ms. Dall joined the Company as our executive vice president and chief financial officer on March 30, 2009 and received a signing bonus of $100,000 at that time.

(2)	Mr. Tanous was paid a special merit bonus in 2011 related to his assistance in developing structure and capital options for Erie Insurance Group in 2010.

(3)	Mr. Ziegler was paid the value of his SERP agreement on December 12, 2008 and will not accrue additional SERP benefits. He had a decrease in pension value of $443,452 due to this lump sum payment.

(4)	Mr. Lucore, our former executive vice president of field operations, retired on March 31, 2010. The reported bonus amount relates to vacation paid at termination of $61,375 and a sick pay retirement bonus of $3,000.

(5)	The non-equity incentive plan compensation column includes the 2010 AIP projected payout, as well as the shares of restricted stock awarded to Mr. Cavanaugh in 2010. See also Grants of Plan-Based Awards and Option Exercises and Stock Vested for additional details.

Stock Awards: Long-Term Incentive Plans

The 2004 LTIP, administered by our compensation committee, became effective March 2, 2004 and was amended and restated effective January 1, 2009. The restatement of the LTIP added a new form of award that provides for payment in cash and/or stock, and expands the list of performance measures that can be used to establish performance goals. Awards for the 2010-2012 and 2009-2011 performance period are expected to be cash payments. For these performance periods, the LTIP’s specified performance criteria have not yet been satisfied and amounts have not been earned. Disclosure of the target and maximum award amounts for the 2010-2012 performance period appear in the Grants of Plan-Based Awards Table rather than the “Stock Awards” column of the Summary Compensation Table because the award is payable in cash. Awards for the 2008-2010 performance period are payable in shares of Class A common stock and amounts shown in the Summary Compensation Table for 2008 reflect the grant date fair value of these awards as further described below.

For 2008, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by the closing share price of $52.08 on April 7, 2008, the date our compensation committee formally approved the 2004 LTIP performance goals for the 2008-2010 performance period. For this performance period, Mr. Cavanaugh was not an official participant in the LTIP, however, he will receive stock payments outside the plan equal to the amount he would have earned if he were a participant, pro-rated to reflect his service during the three-year performance period. Additionally, Mr. Cavanaugh was awarded 16,000 restricted stock units which will be earned ratably through July 2011; he will be paid dividends on these shares equal to the then-prevailing dividend rate per share multiplied by the number of shares that have not yet been issued. For Mr. Cavanaugh, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by the closing share price of $42.62 on July 14, 2008, the date of Mr. Cavanaugh’s employment agreement.

The 2008-2010 performance period is closed and participants vested in those shares on December 31, 2010. However, distribution of the shares will not occur until later in 2011 since computations require peer group data for the year ended December 31, 2010, which is not yet available. Accordingly, the amounts are reported in the Outstanding Equity Awards table.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The Summary Compensation Table includes the net change in the present value of accrued benefits from December 31, 2009 to December 31, 2010 under our pension plan, a tax-qualified defined benefit pension plan, and our SERP, a non-qualified defined benefit arrangement. The present value information presented utilizes assumptions consistent with those used for fiscal year 2010 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans.” Discount rates used for December 31, 2008, 2009 and 2010 were 6.06%, 6.11%, and 5.69%, respectively (5.00% post-retirement discount rate for our SERP for 2008 and 2009 and 5.19% for 2010).

There are no above-market or preferential non-qualified deferred compensation earnings to disclose in this column. See the Nonqualified Deferred Compensation section for a description of the investment funds and earnings.

All Other Compensation

The following table provides details of the amounts presented in the All Other Compensation column.

Supplemental Table for All Other Compensation

			Dividends,
			Deferred			Supple-
			Dividends			mental	Tax	Member-
		Special	& Related	Relocation	401(k)	401(k)	Gross-	ship
		Payments	Earnings	Expenses	Match	Match	Ups	Dues	Other
Name	Year	(1)($)	(2)($)	(3)($)	(4)($)	(5)($)	(6)($)	(7)($)	(8)($)	Total ($)

Terrence W. Cavanaugh	2010	0	19,200	0	9,800	19,331	22,363	25,959	5,117	101,770
	2009	0	25,200	162,572	9,800	18,200	73,323	2,460	7,639	299,194
	2008	0	7,040	48,166	0	0	36,799	5,339	30,960	128,304
Marcia A. Dall	2010	0	0	0	9,800	0	10,630	12,488	3,340	36,258
	2009	0	0	80,364	5,925	0	41,178	5,664	3,921	137,052
James J. Tanous	2010	0	0	0	9,800	0	0	2,480	3,502	15,782
	2009	0	0	0	9,800	0	0	1,078	3,456	14,334
	2008	0	0	44,432	9,200	0	22,534	1,468	11,810	89,444
Michael S. Zavasky	2010	0	994	0	9,800	3,685	13,981	17,708	3,614	49,782
	2009	0	1,401	0	9,800	3,200	9,665	10,489	7,799	42,354
	2008	0	2,389	0	9,200	3,599	1,955	8,234	8,353	33,730
Douglas F. Ziegler	2010	0	0	0	9,800	0	0	224	3,436	13,460
	2009	0	354	0	9,800	0	0	224	1,938	12,316
	2008	0	2,119	0	9,200	4,710	742,575	1,366	4,114	764,084
George R. Lucore	2010	807,709	0	0	3,750	0	5,945	367	945	818,716

(1)	The special payments for Mr. Lucore relate to his retirement and include (a) a special retirement payment of $400,000, (b) a SERP lump sum payment of $399,075, and (c) a payment of $8,634 to cover the cost of certain benefits.

(2)	The “Dividends, Deferred Dividends & Related Earnings” column includes dividends paid on unvested shares, and deferred dividends and related earnings under the Pre-2004 LTIP. For Mr. Cavanaugh, the dividends paid relate to his outstanding restricted stock units.

(3)	We pay certain home closing costs, moving expenses, maintenance fees and travel costs on behalf of our relocating employees. We provide this relocation benefit for most employees, with various thresholds for payment, based upon the employee’s level within our organization.

(4)	We have a tax-qualified 401(k) savings plan for our employees. See also “Postretirement Benefits” in the notes to consolidated financial statements in our 2010 annual report for additional information.

(5)	Included in the “Supplemental 401(k) Match” column are our contributions that cannot be credited to the tax-qualified 401(k) savings plan because of compensation and contribution limits imposed by the Code. See Nonqualified Deferred Compensation for additional discussion.

(6)	We pay taxes on behalf of our executives for moving expenses, membership dues, spousal travel and other minor perquisites. Mr. Ziegler’s 2008 amount represents the tax gross-up on the December 12, 2008 lump sum cash payment of his SERP benefit.

(7)	We provide certain professional, dining and/or country club membership dues to certain executives.

(8)	The “Other” column includes executive physicals, the taxable value of group term life insurance, certain spousal travel costs, personal use of the company airplane and other miscellaneous payments.

Grants of Plan-Based Awards

The following table summarizes awards that were eligible to be earned during 2010 under our AIP and LTIP plans.

Grants of Plan-Based Awards Table for 2010

				Estimated Future Payouts
				Under Non-Equity Incentive
				Plan Awards(1)
		Grant	Performance	Thresh-	Target	Maxi-
Name	Plan	Date	Period	old ($)	($)	mum ($)

Terrence W. Cavanaugh	AIP	03/23/10	2010	0	551,250	1,102,500
	LTIP	03/23/10	2010-2012	0	698,250	1,745,625
Marcia A. Dall	AIP	03/23/10	2010	0	246,000	492,000
	LTIP	03/23/10	2010-2012	0	307,500	768,750
James J. Tanous	AIP	03/23/10	2010	0	246,000	492,000
	LTIP	03/23/10	2010-2012	0	307,500	768,750
Michael S. Zavasky	AIP	03/23/10	2010	0	204,000	408,000
	LTIP	03/23/10	2010-2012	0	255,000	637,500
Douglas F. Ziegler	AIP	03/23/10	2010	0	186,201	372,402
	LTIP	03/23/10	2010-2012	0	260,681	651,703
George R. Lucore(2)	AIP	03/23/10	2010	0	48,082	96,164
	LTIP	03/23/10	2010-2012	0	20,034	50,085

(1)	The maximum AIP payout is 200% of the target award. See Compensation Discussion and Analysis — Annual Incentive Plan and “Incentive Plans and Deferred Compensation” in the notes to consolidated financial statements included in our 2010 annual report. The minimum funding qualifier for the 2010 AIP award was satisfied. AIP results were certified and approved by our compensation committee on February 23, 2011, and the award was paid on March 9, 2011.

Under the 2004 LTIP, our compensation committee grants performance shares and/or performance units to participants. Performance shares represent the right to receive shares of common stock, and performance units represent the right to receive a cash payment. For the 2010-2012 performance period, the award will be paid in cash rather than shares. Accordingly, the equity incentive plan awards columns have been omitted from the table. The maximum payout under this plan is 250% of the target award. Awards, if any, for the 2010-2012 performance period will vest at December 31, 2012.

(2)	Mr. Lucore retired from the Company on March 31, 2010 and his AIP and LTIP awards shown in the above table have been pro-rated at 25% and 8%, respectively, to reflect his partial year of service for the applicable performance periods.

An executive’s target award is established by our compensation committee. The target number of performance units for each executive is based on a competitive total direct compensation target opportunity and an agreed-upon target pay mix. When our compensation committee approves target awards, it also approves the performance measures, performance goals and the calibration of shares and/or cash awarded at performance levels above and below the target performance goals. Our compensation committee has the ability to exercise discretion to reduce awards to any individual participant in the incentive plans, and we have a policy for recoupment of officer bonuses. See Compensation Discussion and Analysis.

Under the 2004 LTIP, the actual cash award paid to an executive at the end of a performance period may be more or less than the executive’s target. However, the cash award paid to an executive may not exceed $3 million at the end of a performance period. See also “Incentive Plans and Deferred Compensation,” in the notes to consolidated financial statements contained in our 2010 annual report.

Outstanding Equity Awards

The following table details outstanding equity awards at December 31, 2010. Ms. Dall did not have any outstanding equity awards at December 31, 2010.

Outstanding Equity Awards at December 31, 2010

	Stock Awards
				Equity Incentive
			Equity Incentive	Plan Awards:
			Plan Awards:	Market or
	Number of	Market Value	Number of	Payout Value of
	Shares or	of Shares or	Unearned Shares,	Unearned Shares,
	Units of Stock	Units of Stock	Units or Other	Units or Other
	That Have	That Have	Rights That Have	Rights That Have
	Not Vested	Not Vested	Not Vested	Not Vested
Name	(#)	($)	(#)	($)

Terrence W. Cavanaugh
2008-2010 (1)	n/a	n/a	23,088	1,511,572
2008	6,400	419,008	n/a	n/a
James J. Tanous
2008-2010 (1)	n/a	n/a	13,488	883,060
Michael S. Zavasky
2008-2010 (1)	n/a	n/a	11,690	765,345
Douglas F. Ziegler
2008-2010 (1)	n/a	n/a	11,698	765,869
George R. Lucore
2008-2010 (1)	n/a	n/a	11,038	722,658

(1)	For the 2008-2010 performance period, we have information on eleven of the twelve measurement quarters and estimate the payout to be approximately 140% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Shares have been pro-rated for Messrs. Cavanaugh and Lucore at 81% and 94%, respectively.

All shares in the above table were valued using the closing share price of $65.47 at December 31, 2010. All shares noted are outstanding under the 2004 LTIP with the exception of Mr. Cavanaugh’s. In accordance with Mr. Cavanaugh’s employment agreement, he was not eligible to officially participate in the 2008-2010 LTIP performance period but his award was calculated using the same LTIP targets, measures and percentages. Mr. Cavanaugh’s 6,400 units of restricted stock will be issued to him in July 2011.

The 2008-2010 performance period is closed and participants vested in those shares on December 31, 2010. However, distribution of the shares will not occur until later in 2011 since computations require peer group data for the year ended December 31, 2010, which is not yet available. Accordingly, the amounts are reported in this table rather than the Option Exercises and Stock Vested During Fiscal Year 2010 table below.

Option Exercises and Stock Vested

The following table details stock vested during 2010. We do not offer option awards to our executives. Ms. Dall and Mr. Lucore did not vest in any shares during 2010.

Option Exercises and Stock Vested During 2010

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	Upon Vesting	Upon Vesting
Name	(#)	($)

Terrence W. Cavanaugh	4,800	234,000
James J. Tanous	6,921	307,846
Michael S. Zavasky	4,000	177,920
Douglas F. Ziegler	4,975	221,288

In accordance with his employment agreement, Mr. Cavanaugh was awarded stock in the form of restricted stock units. On July 29, 2010, 4,800 shares were awarded to him using a $48.75 share price, which is the average of the high and low stock price on that date.

For Messrs. Zavasky and Ziegler, the number of shares acquired upon vesting relates to the 2004 LTIP performance period of 2007-2009. The shares were valued using a $44.48 share price, which was the average of the high and low stock price on July 1, 2010, the date the shares were awarded. For this performance period, Mr. Tanous was not an official participant in the LTIP, however, he did receive a stock payment outside the plan equal to the amount he would have earned if he were a participant, pro-rated to reflect his service during the three-year performance period.

Pension Plan

The Pension Benefits table below includes the present value of accrued benefits under our defined benefit pension plan and our SERP as of December 31, 2010. Messrs. Zavasky, Ziegler and Lucore are 100% vested in our pension plan. Messrs. Cavanaugh, Zavasky and Lucore are 100% vested in our SERP plan.

The present value information presented in the Pension Benefits table utilizes assumptions consistent with those used for fiscal year 2010 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans,” including a 5.69% discount rate as of December 31, 2010 (5.19% post-retirement discount rate for our SERP) and assumes a retirement age of 65 and no pre-retirement decrements for our pension plan and our SERP.

Pension Benefits at December 31, 2010

		Number
		of Years	Present Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service	Benefit ($)	Last Fiscal Year ($)

Terrence W. Cavanaugh(1)	Pension	3	89,059	0
	SERP	3	258,739	0
Marcia A. Dall	Pension	2	32,584	0
	SERP	2	52,885	0
James J. Tanous	Pension	4	120,684	0
	SERP	4	212,440	0
Michael S. Zavasky	Pension	30	702,050	0
	SERP	30	903,285	0
Douglas F. Ziegler(2)	Pension	23	639,686	0
	SERP	23	0	0
George R. Lucore(3)	Pension	30	902,940	51,099
	SERP	30	0	399,075

(1)	Mr. Cavanaugh’s employment agreement provides for 100% vesting of his SERP benefit as of the day before the termination of his employment with us, regardless of his number of years of service. When such benefit is calculated, it will assume that Mr. Cavanaugh is 100% vested in the basic pension plan regardless of actual vesting.

(2)	Mr. Ziegler was paid the value of his SERP agreement on December 12, 2008 and will not accrue additional SERP benefits.

(3)	Mr. Lucore’s pension benefit is the actual amount and payment form he is currently receiving from the qualified plan. Related to his retirement, Mr. Lucore received a lump sum payment of $399,075 for his vested accrued benefits in the SERP. He also received $51,099 in monthly benefit payments from the pension plan following his retirement in March 2010.

Normal retirement age under both our pension plan and our SERP is age 65 because that is the earliest time that an executive could retire and commence benefit payments under the plans without any benefit reduction due to age.

Under our pension plan, the executive’s final average earnings are the average of the executive’s highest 36 consecutive months of compensation during his final 120 months of employment. Under our SERP, the executive’s final average earnings are the average of the executive’s highest 24 consecutive months of compensation during the executive’s final 120 months of employment. For this purpose, compensation includes base salary and a lump sum paid in lieu of a merit increase but excludes bonuses, deferred compensation plan payments and severance pay under any severance benefit plan. An executive’s compensation that exceeds annual limits imposed by the Code is excluded in computing benefits derived under our pension plan but included in computing benefits due under our SERP.

Each executive’s “credited service” is generally defined as the executive’s years of employment with us as a covered employee, up to a maximum of 30 years. Messrs. Zavasky and Lucore completed more than 30 years of service.

For purposes of determining the number of years of credited service that will be used to calculate the amount of the executive’s benefit, the executive, as well as all other employees, earns a full year of credited service for a partial year of employment as a covered employee.

Supplemental plan service in our SERP means employment with us as both a covered employee and SERP participant.

Our pension plan’s benefit formula at normal retirement age is 1.0% of the executive’s final average earnings up to the social security-covered compensation level (an amount published each year by the Social Security Administration) plus 1.5% of the final average earnings in excess of the social security covered compensation level with the resulting sum multiplied by the executive’s years of credited service, up to a maximum of 30 years. Our pension plan’s benefit is accrued in the form of a single life annuity with optional actuarially-equivalent forms of payment available.

The SERP’s benefit formula at normal retirement age is equal to 60% of SERP final average earnings, reduced proportionately for less than 30 years of credited service. This benefit is accrued in the form of a 10-year certain and life annuity. The executive’s benefit that is payable under our pension plan is subtracted from our SERP benefit. For purposes of this offset, such monthly benefits which are payable in a form other than a 10-year certain and life thereafter annuity are converted to a monthly benefit which is the actuarial equivalent of a 10-year certain and life thereafter annuity. A lump sum is the only available form of payment from the SERP.

Each executive may become eligible for a SERP benefit only in the event that:

•	the executive is vested under our pension plan (100% vested after 5 full years of service);

•	the executive is entitled to receive a benefit under our pension plan;

•	prior to the executive’s termination of employment, the executive has become vested in our SERP benefit according to the following schedule:

Years of Supplemental Plan Service	Vested Percentage

Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

Executives in our pension plan and our SERP are eligible for early retirement after attaining age 55 and completing at least 15 full years of service as a covered employee. The executive’s early retirement benefit under these plans is reduced by 0.25% for each complete calendar month up to 60 months and 0.375% for each complete calendar month in excess of 60 months by which the executive’s early retirement benefit commencement date precedes such executive’s normal retirement date. Messrs. Ziegler, Zavasky and Lucore satisfied the plans’ eligibility requirements for early retirement.

See also “Postretirement Benefits,” in the notes to consolidated financial statements included in our 2010 annual report that describes plan assumptions in more detail.

Nonqualified Deferred Compensation

We maintain a deferred compensation plan in which executives are eligible to participate. The deferred compensation plan is an arrangement whereby the participants can elect to defer receipt of a portion of their compensation until a later date. Executives may elect to defer up to 100% of their annual salary and up to 100% of any cash award under our AIP. Those participating in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of our management and highly compensated employees.

Executives identify:

•	the percentage of annual salary and bonus to be deferred;

•	the investment designation;

•	the method by which the amounts credited to the executive’s deferred compensation account are to be paid;

•	the date on which payment of the amounts credited to the executive’s deferred compensation account is to occur (in the event of a lump sum distribution) or commence (in the event of a form of distribution other than a lump sum); and

•	the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the executive dies before distribution of the amounts credited to the deferred compensation account is completed.

The following table summarizes NEO contributions, our contributions, credited earnings, withdrawals and the aggregate balance as of December 31, 2010. Ms. Dall, Mr. Tanous and Mr. Lucore did not have any nonqualified deferred compensation in 2010.

Nonqualified Deferred Compensation Table for 2010

					Aggregate
	Executive	Company	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings	Withdrawals/	December 31,
Name	in 2010(1)($)	in 2010(2)($)	in 2010 ($)	Distributions ($)	2010 ($)

Terrence W. Cavanaugh	82,542	19,331	26,597	0	193,560
Michael S. Zavasky	3,371	3,685	24,510	0	287,413
Douglas F. Ziegler	0	0	43,733	0	350,763

(1)	Executive contributions include amounts deferred as supplemental employee contributions that could not be deferred under our tax-qualified 401(k) plan. These amounts are disclosed in the Summary Compensation Table in the “Salary” column.

(2)	Our contributions are comprised of the company match on supplemental 401(k) employee contributions. These amounts are disclosed in the Summary Compensation Table in the “All Other Compensation” column.

With the exception of the T. Rowe Price Science and Technology Fund, the plan’s hypothetical investment funds mirror investment options that are offered to the executives in our tax-qualified 401(k) plan. As in our 401(k) plan, executives participating in our deferred compensation plan may exchange investment funds daily. The return credited to their deferred compensation plan accounts is determined by the investment results of the hypothetical investment funds selected.

Agreements with Executive Officers

We have an employment agreement with Mr. Cavanaugh, our president and CEO. Because he joined us mid-career, his employment agreement was developed to provide him with a minimum level of financial security during his term. The compensatory provisions of Mr. Cavanaugh’s agreement include the following:

•	A minimum annual base salary of $700,000;

•	A bonus for 2008 equal to the greater of (i) $455,000 or (ii) the bonus that would have been payable to him had he actually participated in the Company’s AIP for 2008 at a target level of sixty-five percent (65%) of annual base salary;

•	Participation in our AIP for calendar years after 2008 at a target level of at least sixty-five percent (65%) of annual base salary;

•	A 2008-2010 incentive equal to what Mr. Cavanaugh would have received had he actually participated in the 2008-2010 performance period under our LTIP based on a target percentage of eighty-five percent (85%) of annual base salary, pro-rated to reflect the period of his employment during the three-year performance period;

•	Participation in our LTIP for calendar years after 2008 at a target level of at least eighty-five percent (85%) of annual base salary;

•	Eligibility to participate in the employee benefit plans and other employee benefit arrangements made available by us from time to time to our executive officers;

•	Participation in our SERP;

•	A grant of 16,000 shares of our Class A common stock, in the form of restricted stock units, valued at $681,920 on July 14, 2008, to be issued to Mr. Cavanaugh in four installments over the term of his employment agreement;

•	Certain perquisites and reimbursements including payment of country or social club annual membership dues, tax preparation and financial planning services, participation in our relocation program, and reimbursement of certain relocation and other expenses;

•	Vacation and other absences as are customarily granted to our other officers; and

•	In the event of termination of Mr. Cavanaugh’s employment, he shall be entitled to the following compensation:

•	If Mr. Cavanaugh terminates employment without good reason, or we terminate his employment for cause, we will pay Mr. Cavanaugh’s salary accrued through the date of termination and any amount to which he is entitled under our incentive plans and arrangements; we will reimburse him for expenses incurred through the date of termination; and we will pay or provide for any benefits, payments, or continuation coverage to which Mr. Cavanaugh or his dependents may be entitled under law or the terms and conditions of any company-sponsored employee benefit plans or arrangements, on account of his participation in those plans and arrangements prior to the termination of his employment, in accordance with the terms and subject to the conditions of those plans and arrangements.

•	If Mr. Cavanaugh terminates employment with good reason, or we terminate his employment without cause and not for disability, we will pay the same compensation as if he had terminated his employment without good reason or we terminated his employment for cause. In addition, we will make payment of his SERP benefits as provided under the agreement and, to the extent we had not done so already, deliver shares of our Class A common stock representing the balance of his restricted stock units referred to above. We will also make a lump sum severance payment to Mr. Cavanaugh in the amount described below on the first day of the seventh month following the termination of his employment. The severance payment shall be in an amount that is equal to the greater of (1) the aggregate base salary that would be payable to Mr. Cavanaugh if his employment agreement remained in effect through December 31, 2011, and (2) one year’s base salary, taking into account, in either case, the rate of base salary in effect immediately before the termination of his employment.

•	Should Mr. Cavanaugh’s employment terminate due to death or disability, we will pay the same compensation as if he had terminated his employment without good reason or we terminated his employment for cause. In addition, we will make payment of his SERP benefits as provided under the agreement and, to the extent we had not done so already, deliver shares of our Class A common stock representing the balance of his restricted stock units referred to above.

Unless terminated earlier as provided for in the document, Mr. Cavanaugh’s employment agreement expires December 31, 2011. For a discussion of compensation payable to Mr. Cavanaugh under various termination scenarios, see the Termination and Change in Control Table.

Potential Termination or Change in Control Payments

Potential salary and benefits payments expected under various termination scenarios are disclosed below for the NEOs who were employed as of December 31, 2010. We developed the compensation and benefit amounts disclosed in the table below considering a termination date of December 31, 2010. Amounts represent only payments estimated in addition to the other compensation disclosed herein.

Termination and Change in Control Table

			Voluntary
	Involuntary		Without		Involuntary		Voluntary
	Without		Good		With		With Good
	Cause ($)		Reason ($)		Cause ($)		Reason ($)		Disability ($)		Death ($)

Terrence W. Cavanaugh
Cash	735,000	(1)	0		0		735,000	(1)	0		0
Pension	0		0		0		0		0		(14,696	)(3)
SERP	69,319	(2)	69,319	(2)	69,319	(2)	69,319	(2)	69,319	(2)	(40,457	)(3)
Marcia A. Dall
Pension	0		0		0		0		0		19,276	(3)
SERP	0		0		0		0		0		32,146	(3)
James J. Tanous
Pension	0		0		0		0		0		(47,949	)(3)
SERP	0		0		0		0		0		(83,210	)(3)
Michael S. Zavasky
Pension	215,349	(4)	215,349	(4)	215,349	(4)	215,349	(4)	0		(132,244	)(3)
SERP	230,301	(2)	230,301	(2)	230,301	(2)	230,301	(2)	0		(164,079	)(3)
Douglas F. Ziegler
Cash	1,206,284	(5)	0		0		1,206,284	(5)	0		0
Pension	132,198	(4)	132,198	(4)	132,198	(4)	132,198	(4)	0		(167,904	)(3)

(1)	Calculated using a base salary of $735,000 as of December 31, 2010.

(2)	The early retirement benefit defined in the SERP is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the SERP at current age, versus an unreduced benefit at age 65.

(3)	Upon the death of an NEO, an unreduced survivor benefit under the SERP and pension begins immediately. The amount shown is the additional present value attributable to the commencement of the 50% survivor benefit based upon the spouse’s age at December 31, 2010.

(4)	The early retirement benefit defined in the tax-qualified pension plan is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the tax-qualified pension plan at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

(5)	Cash payment is based on the sum of:

• the highest annual base salary paid or payable to Mr. Ziegler in 2010 or any one of the three calendar years preceding Mr. Ziegler’s termination of employment; and

• an amount equal to the sum of the higher of Mr. Ziegler’s target award amount, or actual bonus amount paid under our AIP for the three calendar years preceding the date of Mr. Ziegler’s termination, divided by three.

• Mr. Ziegler’s base annual salary as of December 31, 2010, and his 2007, 2008 and 2009 AIP bonus amounts (or target award amount if that amount is greater) were used for this table. For Mr. Ziegler, the sum is multiplied by 2.0 to determine the amount of the cash payment.

In addition to the items disclosed in the table above, in the case of “involuntary without cause” and “voluntary with good reason” terminations, the agreement with Mr. Ziegler provides continuing coverage for all purposes for a period of two years after the date of termination of employment for the executive and his eligible dependents under all of our benefit plans in effect as of the date of termination of employment.

The agreement with Mr. Ziegler also provides for certain additional payments by us. In the event that any payment or distribution by us to or for the benefit of the executive, whether paid or payable pursuant to the terms of their agreements or otherwise, is determined to be subject to the excise tax imposed by Section 4999 of the Code as an excess parachute payment, as that term is used and defined in Sections 4999 and 280G of the Code, the executive is entitled to receive an additional payment (a “gross-up payment”) in an amount equal to the then current rate of tax under Section 4999 multiplied by the total of the amounts so paid or payable, including the gross-up payment, which are deemed to be a part of an excess parachute payment.

As previously noted, part of Mr. Cavanaugh’s employment agreement includes an award of 16,000 shares of our Class A common stock in the form of restricted stock units to be issued as follows: 10% six months after date of hire; 20% on the first anniversary of the date of hire; 30% on the second anniversary of the date of hire; and the final 40% on the third anniversary of the date of hire. If he is terminated for “cause” or voluntarily leaves the Company for other than “good reason,” Mr. Cavanaugh forfeits any unissued shares. If he leaves the Company as a result of death or permanent disability, or voluntarily leaves for “good reason” or is terminated “without cause,” he retains all previously issued shares and any unissued shares will be issued on the first day of the seventh month following termination of employment. Mr. Cavanaugh will be paid dividends on these shares equal to the then-prevailing dividend rate per share multiplied by the number of shares that have not yet been issued.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of Chair Robert C. Wilburn, Jonathan Hirt Hagen, Lucian L. Morrison, Thomas W. Palmer and Thomas B. Hagen, ex officio. During 2010, no member of our compensation committee was an officer or employee of us, the Exchange, EFL or any of their respective subsidiaries or affiliates, nor was any committee member formerly an officer of us, except that Mr. Thomas Hagen served as an officer of the Company, including as our CEO, until 1993. All of the directors that serve on our compensation committee are independent directors as defined in the NASDAQ rules and qualified directors as required under the Holding Companies Act. Furthermore, none of our executive officers serves as a member of a compensation committee of another entity, one of whose executive officers serves on our compensation committee, nor do any of our executive officers serve as a director of another entity, one of whose executive officers serves on our compensation committee.

REPORT OF OUR EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The following report of our compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, or the “1933 Act,” or the Exchange Act, except to the extent that we specifically incorporate this report of our compensation committee by reference therein.

The members of our compensation committee reviewed and discussed the Compensation Discussion and Analysis and, based on such review and discussions, recommended to our board of directors that the Compensation Discussion and Analysis be included in this information statement for filing with the SEC and the incorporation by reference of such Compensation Discussion and Analysis in our annual report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Erie Indemnity Company Executive Compensation and Development Committee:

Robert C. Wilburn, Chair
Jonathan Hirt Hagen
Thomas B. Hagen, ex officio (non-voting)
Lucian L. Morrison
Thomas W. Palmer

February 23, 2011

DIRECTOR COMPENSATION

Overview

The goals of our director compensation program are to attract and retain directors of outstanding competence and ability and reward them in a fiscally responsible manner. Director performance is a key influencing factor in organizational performance. Accordingly, director compensation is reviewed periodically and adjusted, as appropriate, to align the interests of directors with our strategic objectives. Our compensation for directors includes retainer fees, board and committee meeting fees, stock grants, and committee chair fees.

The periodic review of director compensation is the responsibility of our compensation committee and our board of directors. In undertaking this responsibility, the compensation committee reviews compensation surveys of the financial services industry. The committee also engages, from time to time, independent advisors who provide supplemental data that is considered in setting director compensation levels. After reviewing the data, the compensation committee formulates a recommendation for review by our board of directors.

2010 Director Compensation

The annual cash retainer in 2010 for our directors for services to us was $35,000, plus $1,500 for each board of directors or committee meeting attended. Our directors also received $40,000 of deferred stock credits as further described below. Committee chairpersons each received an additional $5,000, except for our audit committee chairperson who received $15,000 and our compensation committee chairperson who received $10,000. In lieu of committee meeting fees and committee chair fees, the chairman of our board, who is ex officio a member of all committees, received an additional annual fee of $75,000. Directors are paid retainers quarterly and all directors are reimbursed for their expenses incurred for attending meetings. Officers of the Company who serve as directors are not compensated for attendance at meetings of our board of directors and its committees. See also Related Person Transactions.

A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer director compensation. A director who defers compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited with hypothetical interest, based on the investment results of the hypothetical investment options selected. The hypothetical investment funds mirror investment options that are offered to participants in our tax-qualified 401(k) plan. As in our 401(k) plan, participants in the outside directors deferred compensation plan may exchange investment funds daily. The return credited to a participant’s deferred compensation plan account is determined by the investment results of the hypothetical investment funds selected by the participant.

We also maintain a deferred stock account in the deferred compensation plan for each outside director. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for payment of a portion of annual compensation for directors’ services in annual share credits, the value of which are determined by shares of our Class A common stock. The account is updated annually with additional share credits. The number of additional annual share credits is determined by dividing $40,000 by the closing price of our Class A common stock on the first business day after our annual meeting of shareholders. Each director vests in the share credits 25% every three full calendar months over the course of a year, with the final 25% vesting on the day before the next annual meeting, if the next annual meeting is held before the final three full calendar months have elapsed. Dividend equivalent credits paid by us are reinvested into each director’s deferred stock account as additional share credits which vest immediately. Upon leaving board service, directors receive shares of our Class A common stock equal to the amount of share credits in their deferred stock account. We account for the fair value of the directors’ share credits and dividend equivalent credits under the plan in accordance with FASB Accounting Standards Codification 718-740, “Compensation — Stock Compensation.” In 2010, the annual charge related to this plan was approximately $480,000.

We also have an outside directors’ pension plan that has been frozen since 1997. This plan provides for an annual benefit, payable upon retirement from board service, equal to the annual retainer fee paid to directors on the date the plan was frozen. Mr. Borneman is the only participant in this plan.

We make adjustments to maintain each director’s compensation at market median or about the 50th percentile of our peer group. Added responsibilities or additional duties, such as committee chairperson or chairman of the board, may cause variations in each director’s total compensation earned. Mr. Cavanaugh does not receive compensation for serving on our board of directors as that is considered as part of the duties of the president and CEO. The following table sets forth the compensation earned by our directors for services rendered in that capacity during 2010.

Director Compensation Table for 2010

			Change in
			Pension Value
			and
	Fees		Non-Qualified
	Earned		Deferred	All Other
	or Paid	Stock	Compensation	Compen-
	in Cash	Awards	Earnings	sation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

J. Ralph Borneman, Jr.	63,000	40,000	3,982	12,007	118,989
Terrence W. Cavanaugh	n/a	n/a	n/a	n/a	n/a
Jonathan Hirt Hagen	79,000	40,000	0	8,611	127,611
Susan Hirt Hagen	65,500	40,000	0	34,705	140,205
Thomas B. Hagen	122,000	40,000	0	28,680	190,680
C. Scott Hartz	76,000	40,000	0	10,926	126,926
Claude C. Lilly, III	92,000	40,000	0	12,007	144,007
Lucian L. Morrison	75,875	40,000	0	7,294	123,169
Thomas W. Palmer	74,000	40,000	0	7,294	121,294
Martin P. Sheffield	48,750	40,000	0	849	89,599
Richard L. Stover	59,250	40,000	0	849	100,099
Elizabeth A. Vorsheck	74,500	40,000	0	5,963	120,463
Robert C. Wilburn	90,000	40,000	0	12,007	142,007

(1)	For further information on directors’ compensation, see 2010 Director Compensation above.

(2)	Amounts reported in this column represent the 2010 annual share credits to the directors’ deferred stock account, under the outside directors deferred compensation plan. The closing stock price on the date of grant, April 20, 2010, was $45.23. See 2010 Director Compensation above for a more detailed explanation of the deferred stock account.

(3)	This amount represents the increase in present value from December 31, 2009 to December 31, 2010 for Mr. Borneman, the only director who is a participant in a frozen pension plan for outside directors. The present values were calculated using an annual benefit of $15,000 and discount rates of 6.11% and 5.69% at December 31, 2009 and 2010, respectively. No pre-retirement decrements are assumed prior to the beginning of the receipt of benefits at age 75 (payable for 21 quarters). All other assumptions are the same as used for the FASB Accounting Standards Codification 715-10, “Employers’ Accounting for Pensions.”

(4)	All Other Compensation includes dividend equivalent credits associated with the deferred stock account in the deferred compensation plan. Amounts for Mrs. Hagen and Mr. Thomas Hagen also include $22,697 and $22,717, respectively, as indemnification for early repayments on split-dollar life insurance policies.

Director Stock Ownership Guidelines

Each of our directors is required to maintain ownership of a minimum of $40,000 of our stock on a cost basis. Newly elected directors are required to purchase an equivalent of $40,000 of our stock on a cost basis within 24 months of having been elected as a director. Directors are expected to continue to meet these minimum stock ownership requirements until they leave board service.

Our minimum stock ownership requirements do not apply to a director who is an owner, partner, director, trustee, officer or employee of, or advisor to, any person holding, of record or beneficially, directly or indirectly, more than 5% of the Company’s Class A or Class B common stock, or the sole or shared power to vote or direct the voting of such shares. Lucian L. Morrison serves in one or more of these capacities to Sentinel, the corporate trustee of the H.O. Hirt Trusts. Accordingly, he is not subject to our minimum stock ownership requirements.

Director Education Program

We offer a director education program which provides each director with access to various resources to assist him or her with enhancing the skills and strategies that drive effective directorship. We pay for the cost of each director’s membership in the National Association of Corporate Directors, underwrite the cost of attendance at certain educational seminars and conferences, and provide subscriptions to relevant business news journals, magazines and on-line resources.

Matching Gifts Program

Through our Matching Gifts Program, we will match contributions made by employees or directors to eligible charitable organizations and educational institutions up to a maximum of $5,000 per employee or director, per year. Company matching applies to personal contributions of cash or marketable securities actually made, not pledged, by the employee or director during the calendar year.

PROPOSAL 3 — APPROVAL, ON AN ADVISORY BASIS, OF
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Introduction

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” gives our shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our named executive officers as disclosed in this information statement in accordance with SEC rules.

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. To achieve this objective, we design executive compensation programs that encourage our executives to strive for performance that is better than the industry average and achieve our corporate goals. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. We believe that our compensation program balances the interests of our primary stakeholders, our shareholders, with the policyholders of the Exchange. For more information about our compensation philosophy and practices, see the “Compensation Discussion and Analysis” and “Executive Compensation” sections above.

We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this information statement, by approving the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy and practices described in this information statement. The resolution is advisory in nature and, therefore, does not bind us to any particular action; however, our compensation committee intends to consider the results of this advisory vote when it makes future decisions regarding the compensation of our executive officers.

Recommendation

The following resolution will be submitted for a shareholder vote at our annual meeting:

“RESOLVED, that the shareholders of Erie Indemnity Company approve the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company’s 2011 information statement.”

Required Vote. The affirmative vote of a majority of the shares of Class B common stock cast at our annual meeting is required to approve, on a non-binding advisory basis, the resolution endorsing the compensation of the Company’s named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION IN PROPOSAL 3.

PROPOSAL 4 — SELECTION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF THE
SHAREHOLDER VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Introduction

The Dodd-Frank Act also allows our shareholders to vote, on a non-binding advisory basis, as to how often they would like the opportunity to vote on the compensation of our named executive officers. Accordingly, we are seeking an advisory determination from our shareholders as to the frequency with which we should hold a vote on the approval of our executive compensation practices, namely every year, every two years or every three years.

We provide a mix of fixed and variable compensation that is intended to motivate our executives to achieve short- and long-term objectives that build sustainable, long-term value. Accordingly, among the compensation we provide to our executives are incentive awards with multi-year performance periods to encourage them to focus on long-term performance.

Recommendation

For the purposes of the non-binding advisory vote on this Proposal 4, the Company will take into consideration the shareholder vote on each of the alternatives set forth in the proxy card with respect to this Proposal 4. However, our board of directors believes that an advisory vote on executive compensation every three years would allow our compensation programs to be evaluated over a similar timeframe and provide adequate time for the company to respond to the vote results.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE OF “EVERY THREE YEARS” ON PROPOSAL 4 RELATING TO THE FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION.

RELATED PERSON TRANSACTIONS

Recognizing that related person transactions present a heightened risk of conflicts of interest, or create the appearance of conflicts of interest, our board of directors adopted a policy regarding transactions involving us and a related person. This policy requires that, within the first 60 days of each fiscal year, all related person transactions from the prior fiscal year be reviewed by our nominating committee and either be approved or disapproved for the current fiscal year. The policy also requires that any other proposed related person transaction, or any change to a previously approved related person transaction, be presented to our nominating committee for approval or disapproval. A copy of the policy as adopted by our board of directors may be viewed on our website at http://www.erieinsurance.com.

J. Ralph Borneman, Jr., one of our directors, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. During 2010, Mr. Borneman’s agency also qualified for a Founders’ Award which will be paid in 2011. The Founders’ Award is a performance-based bonus paid by us to eligible agents. Eligibility for and the amount of compensation paid under the Founders’ Award depends on agents’ performance in three areas: property and casualty underwriting profitability, growth in policies in force, and life insurance production. Payments made to the Borneman insurance agency for commissions written on insurance policies from the Property and Casualty Group and EFL totaled $3,127,465 in 2010. At its meeting on February 7, 2011, our nominating committee approved: (i) the commissions paid to Mr. Borneman’s agency during 2010; and (ii) the payment of commissions and any Founders’ Award to Mr. Borneman’s agency during 2011 in accordance with the standard commission schedules, agency contracts and requirements of the Founders’ Award program.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Pursuant to our bylaws, our audit committee has sole authority to engage our independent registered public accountants. Our audit committee annually considers the selection of our independent registered public accountants. Our audit committee selected Ernst & Young LLP to be our independent registered public accountants for the fiscal years ended December 31, 2010 and 2009 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2010 and 2009.

Representatives from Ernst & Young LLP are expected to attend our annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at our annual meeting to respond to appropriate questions from shareholders.

REPORT OF OUR AUDIT COMMITTEE

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the 1933 Act or the Exchange Act, except to the extent we specifically incorporate this report of our audit committee by reference therein.

The audit committee of our board of directors oversees the quality and integrity of our accounting, auditing and financial reporting practices. Our audit committee has adopted a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com. Each member of our audit committee is an independent director as defined in the NASDAQ and SEC rules, satisfies the financial literacy requirements thereof and meets the requirements of the Holding Companies Act. In addition, our board of directors has determined that one member of our audit committee, Dr. Lilly, satisfies the financial expertise requirements and has the requisite experience as defined by rules of the SEC.

Our audit committee, which met seven times during 2010, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and our bylaws, for the selection of our independent registered public accountants and for reviewing our financial condition, the scope and results of the independent audit and the adequacy of our accounting, financial, internal and operating controls.

Our audit committee oversees our internal audit department and, accordingly, reviews and approves its audit plans, reviews its audit reports and evaluates its performance.

With respect to enterprise risk management, our audit committee meets periodically with management to inquire about significant risks and exposures, and to review and assess the steps taken to monitor and manage such risks.

Our audit committee reviews our financial reporting process on behalf of our board of directors. In fulfilling its responsibilities, our audit committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2010 with management.

Throughout 2010, management continued its documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. Our audit committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. Our audit committee reviewed management’s report on the effectiveness of our internal control over financial reporting. Our audit committee also reviewed Ernst & Young LLP’s opinion on the effectiveness of internal control over financial reporting based on its audit.

Our audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, our audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP matters relating to its independence.

Our audit committee reviews its charter annually. Our audit committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact our audit committee anonymously.

Based upon the discussions and reviews referred to above, our audit committee recommended to our board of directors that (1) our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2010 to be filed with the SEC, and (2) our board of directors accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

Erie Indemnity Company Audit Committee:

Claude C. Lilly, III, Chair
Jonathan Hirt Hagen
Thomas B. Hagen, ex officio (non-voting)
Lucian L. Morrison
Thomas W. Palmer
Martin P. Sheffield
Richard L. Stover

February 22, 2011

AUDIT FEES

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our audit committee delegated to our audit committee chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for our 2010 and 2009 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2010
			Other
	Erie Indemnity	Erie Insurance	Affiliated
	Company and	Exchange and	Entities
	Subsidiaries	Subsidiary	(EFL)	Total

Audit fees	$1,491,519	$697,487	$347,001	$2,536,007
Audit-related fees	—	—	—	—
Tax fees	38,760	—	—	38,760
All other fees	2,790	—	—	2,790

Total fees	$1,533,069	$697,487	$347,001	$2,577,557

	2009
			Other
	Erie Indemnity	Erie Insurance	Affiliated
	Company and	Exchange and	Entities
	Subsidiaries	Subsidiary	(EFL)	Total

Audit fees	$1,372,569	$302,290	$337,504	$2,012,363
Audit-related fees	—	—	—	—
Tax fees	54,954	40,654	—	95,608
All other fees	1,975	—	—	1,975

Total fees	$1,429,498	$342,944	$337,504	$2,109,946

Tax fees includes fees paid for services in connection with routine tax matters, partnership and state tax issues, federal income tax returns and refund assistance. All other fees includes amounts paid for an online accounting and auditing information subscription.

ANNUAL REPORT

A copy of our annual report for 2010 is being mailed to all holders of Class A common stock and Class B common stock together with this information statement.

OTHER MATTERS

Our board of directors does not know of any matter to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting.

By order of our board of directors,
James J. Tanous
Executive Vice President,
Secretary and General Counsel

March 18, 2011
Erie, Pennsylvania

ERIE INDEMNITY COMPANY
CLASS B COMMON STOCK

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Terrence W. Cavanaugh, Thomas B. Hagen and James J. Tanous, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company that the undersigned may be entitled to vote at our Annual Meeting of Shareholders to be held in the Auditorium of the F. W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania, on April 19, 2011, at 9:30 a.m. local time, and at any adjournment, postponement or continuation thereof, and directs that the shares represented by this proxy shall be voted as follows:

ITEM 1A.	APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO MODIFY THE CORPORATE PURPOSES CLAUSE.

☐ FOR	☐ AGAINST	☐ ABSTAIN

ITEM 1B.	APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO UPDATE THE COMPANY’S REGISTERED ADDRESS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

ITEM 1C.	APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO ELIMINATE THE REQUIREMENT OF A SPECIFIC NUMBER OF DIRECTORS AND TO PROVIDE THAT THE SIZE OF OUR BOARD SHALL BE GOVERNED BY OUR BYLAWS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

ITEM 2.	ELECTION OF DIRECTORS

☐ FOR all candidates listed below (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all the candidates listed below

INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

J. Ralph Borneman, Jr.	Thomas B. Hagen	Thomas W. Palmer
Terrence W. Cavanaugh	C. Scott Hartz	Martin P. Sheffield
Jonathan Hirt Hagen	Claude C. Lilly, III	Richard L. Stover
Susan Hirt Hagen	Lucian L. Morrison	Elizabeth Hirt Vorsheck Robert C. Wilburn

ITEM 3.	APPROVAL, ON AN ADVISORY BASIS, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

ITEM 4.	SELECTION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF A SHAREHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

☐ EVERY YEAR	☐ EVERY TWO YEARS	☐ EVERY THREE YEARS	☐ ABSTAIN

In their discretion, the proxies, at the direction of our Board of Directors, are authorized to vote with respect to matters incident to the conduct of our Annual Meeting and any adjournment, postponement or continuation thereof, and upon such other business as may properly come before our Annual Meeting.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the amendments to our Articles of Incorporation, FOR the candidates for Director named above, FOR adoption of the resolution approving the compensation of our Named Executive Officers, and for the selection of EVERY THREE YEARS for the frequency of an advisory shareholder vote to approve the compensation of our Named Executive Officers.

This proxy should be dated, signed by the shareholder(s) and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date:  , 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2011

To the Holders of Class A Common Stock and
Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 86th annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 19, 2011, at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To approve amendments to our articles of incorporation to: (i) modify the corporate purposes clause; (ii) update our corporate registered address; and (iii) eliminate the requirement of a specific number of directors and provide that the size of the board of directors shall be governed by our bylaws;

2. To elect 13 persons to serve as directors until our 2012 annual meeting of shareholders and until their successors are elected and qualified;

3. To approve, on a non-binding advisory basis, the compensation of our named executive officers;

4. To select, on a non-binding advisory basis, the frequency of the shareholder advisory vote on the compensation of our named executive officers; and

5. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice is being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 18, 2011, the record date established by our board of directors. Such persons will also receive an information statement relating to our annual meeting, together with a copy of our annual report to shareholders for the year ended December 31, 2010. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the form of proxy, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

James J. Tanous
Executive Vice President,
Secretary and General Counsel

March 18, 2011
Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 19, 2011.

Our information statement and annual report are available at http://www.erieindemnityinfostatement.com.